As filed with the Securities and Exchange Commission on October 1, 2012

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SimplePons, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

7900

(Primary Standard Industrial Classification Code Number)

04-2893483

(I.R.S. Employer Identification Number)

220 Congress Park Drive

Suite 304

Delray Beach, FL 33445

(561) 330-3500

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

Mr. Brian S. John

Chief Executive Officer

SimplePons, Inc.

220 Congress Park Drive

Suite 304

Delray Beach, FL 33445

(561) 330-3500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

———————

with a copy to:

James M. Schneider, Esq.

Pearlman Schneider LLP

2200 Corporate Boulevard N.W., Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

telecopier (561) 362-9612

As soon as practicable after this registration statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee(5)

Common stock, par value $0.01 per share (1)	33,452,498	$0.65	$21,744,124	$2,966
Common stock, par value $0.01 per share (2)	18,208,000	$0.65	$11,835,200	1,614
Common stock, par value $0.01 per share (3)	450,000	$1.00	$450,000	62
Total	52,110,498			$4,642

(1)	Includes shares which are presently outstanding.
(2)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.25 per share.
(3)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.00 per share.
(4)	The offering price per share is estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on September 7, 2012.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2012

PROSPECTUS

SimplePons, Inc.

52,110,498 shares of common stock

This prospectus relates to periodic offers and sales of up to 52,110,498 shares of our common stock by the selling security holders, including 33,452,498 shares of our common stock which are presently outstanding and 18,658,000 shares of our common stock issuable upon the possible exercise of warrants with exercise prices ranging from $0.25 to $1.00 per share.

We will not receive any proceeds from the sale of the shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price.

Our common stock is quoted on the OTC Bulletin Board under the symbol “QPON.” On September 7, 2012 the last reported sale price of our common stock was $0.65 per share.

For a description of the plan of distribution of these shares, please see page 29 of this prospectus.

____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is ______, 2012

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OTHER PERTINENT INFORMATION

Unless specifically set forth to the contrary, when used in this prospectus the terms “SimplePons", "we"", "our" and similar terms refer to SimplePons, Inc., a Delaware corporation, and our wholly-owned subsidiary SimplePons Operations, Inc., a Delaware corporation (“SimplePons Operations”). In addition, unless specifically set forth to the contrary, “2011” refers to the period from February 7, 2011 (inception) through December 31, 2011, “2012” refers to the year ending December 31, 2012.

The information which appears on our website at www.simplepons.com is not part of this prospectus.

PROSPECTUS SUMMARY

About Us

SimplePons™ is a subscription-based e-commerce smartphone application (app), and savings deal book that offers consumers goods and services at substantially discounted prices, as well as buy one get one free offers from local and national merchants. SimplePons’ subscribers gain access to coupons offering savings that can be used throughout the calendar year at participating merchants and businesses in specific geographic regions, which we refer to as “geo territories”.

Our principal executive offices are located at 220 Congress Park Drive, Suite 304, Delray Beach, Florida 33445 and our telephone number is (561) 330-3500. Our fiscal year end is December 31.

SUMMARY OF THE OFFERING

This prospectus covers the resale of a total of 52,110,498 shares of our common stock by the selling security holders, including 33,452,498 shares of our common stock which are presently outstanding and 18,658,000 shares of our common stock issuable upon the possible exercise of warrants with exercise prices ranging from $0.25 to $1.00 per share.

We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive the exercise price of the warrants. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:

Outstanding Prior to this Offering:	86,970,870 shares of common stock on September 26, 2012.

Common Stock Reserved:	An aggregate of 34,173,705 shares of our common stock, including 25,323,705 shares of our common stock at exercise prices ranging from $0.25 to $1.00 per share, outstanding options under our 2011 Equity Compensation Plan to purchase an additional 8,450,000 shares of our common stock at exercise prices ranging from $0.275 to $0.75 per share and a convertible promissory note due to one of our officers which is convertible into 400,000 shares of our common stock. The resale of 18,658,000 shares issuable upon the exercise of the warrants are covered by this prospectus.

Common Stock Outstanding After this Offering:	105,628,870 shares of common stock, assuming the issuance of 18,658,000 shares of our common stock upon the exercise of common stock purchase warrants at exercise prices ranging from $0.25 to $1.00 per share, the resale of which is covered by this prospectus, but giving no effect to the possible issuance of shares upon the exercise of options under our 2011 Equity Compensation Plan or the conversion of the note.

2

SELECTED FINANCIAL DATA

The following summary of our financial information for six months ended June 30, 2012 and 2011 and 2011 which have been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

Income Statement Data:

	Six Months Ended June 30, 2012	February 7, 2011 (inception) to June 30, 2011	February 7, 2011 (inception) to December 31, 2011
	(unaudited)	(unaudited)
Net revenue	$18,629	$—	$6,641
Gross profit	3,369	—	5,707
Total operating expenses	1,416,430	167,177	837,811
Net (loss)	$(1,428,540)	$(167,150)	$(831,590)

Balance Sheet Data:

	June 30, 2012	December 31, 2011
	(unaudited)
Working capital (deficit)	$(214,466)	$364,043
Cash	$17,155	$120,768
Total current assets	$247,016	$521,973
Total assets	$408,505	$735,549
Total current liabilities	$461,482	$157,930
Total liabilities	$461,482	$157,930
Total stockholders' equity/(deficit)	$(52,977)	$577,619

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

3

Risks Related to Our Business

WE ARE AN EARLY STAGE COMPANY WITH A VERY LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR BUSINESS OR BASE AN INVESTMENT DECISION.

Our business prospects are difficult to predict because of our early stage of development, our unproven business strategy and our unproven product. We have generated minimal revenue since the inception of SimplePons Operations in February 2011. We face numerous risks and uncertainties in implementing our business plan. In particular, we have not proven that we can:

•	develop our product offering in a manner that enables us to generate significant and consistent revenue, be profitable and/or meet our customers’ requirements;

•	develop and maintain relationships with key customers and strategic partners that will be necessary to optimize the market value of our products and services;

•	raise sufficient capital in the public and/or private markets to, among other things, fund and/or expand our business until we generate sufficient cash flow to internally fund and/or expand our proposed business; or

•	respond effectively to competitive pressures.

If we are unable to accomplish these goals, our business is unlikely to succeed and you will lose your entire investment. Accordingly, you should consider our prospects in light of these risks, challenges and uncertainties.

OUR AUDITORS HAVE RAISED SUBSTANTIAL DOUBTS AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our financial statements have been prepared assuming we will continue as a going concern. Since the inception of SimplePons Operations in February 2011, we have experienced substantial and recurring losses from operations, which losses have caused an accumulated deficit of $2,260,130 at June 30, 2012. While we began generating minimal revenues in the fourth quarter of 2011, we continue to experience operating losses. We have been funding our business through sales of our securities. There are no assurances we will be able to continue to raise capital. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE HAVE INCURRED NET LOSSES SINCE INCEPTION AND WE EXPECT OUR OPERATING EXPENSES TO INCREASE SIGNIFICANTLY IN THE FORESEEABLE FUTURE.

We do not generate sufficient revenues to pay our operating expenses. Many of our efforts to generate revenues from our business are new and unproven. In addition, we anticipate that our operating expenses will continue to increase in the foreseeable future as we continue to expand our marketing channels, expand our operations, hire additional employees and develop our technology platform. These efforts may prove more expensive than we currently anticipate, and there are no assurances we will be able to increase our revenues sufficiently to offset these higher expenses. We anticipate that we will continue to incur substantial losses in future periods until we are successful in significantly increasing our revenues and cash flow. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations and provides sufficient funds to pay our obligations. If we are unable to meet those obligations, we could be forced to cease operations in which event investors would lose their entire investment in our company.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS, IF AT ALL. IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO CONTINUE OUR OPERATIONS AND/OR GROW OUR COMPANY COULD BE IN JEOPARDY.

Capital is needed for the effective development and expansion of our business. Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, free cash flow and achieve significant and consistent profitability, manage our business and control our expenses. In order to implement our business strategy, we will need to raise additional capital. We do not have any firm commitments to provide any additional capital and we anticipate that we will have certain difficulties raising capital given the limited operating history of our company. Accordingly, we cannot assure you that additional working capital will be available to us upon terms acceptable to us, if at all. If we are subsequently unable to raise additional funds as needed, our ability to implement our business plan and grow our company will be in jeopardy and investors risk losing their entire investment.

4

IF WE FAIL TO RETAIN EXISTING MERCHANTS OR ADD NEW MERCHANTS, OUR REVENUE AND BUSINESS WILL BE HARMED.

The success of our business will depend on a number of factors including, but not limited to, our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our marketplace. We do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to consumers or favorable payment terms to us. We must continue to attract and retain merchants in order to increase revenue and achieve profitability. If we are unable to attract new merchants in numbers sufficient to materially grow our business, or if too many merchants are unwilling to offer products or services with compelling terms through our marketplace or offer favorable payment terms to us, we may sell fewer SimplePons and our operating results will be adversely affected.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MANAGE THE GROWTH OF OUR ORGANIZATION EFFECTIVELY.

We currently expect to experience rapid growth in demand for our products if we are able to penetrate new markets. Any future successful growth and/or expansion of our business and product offerings will place significant demands on our management and our operational and financial resources. We will be required to manage multiple relations with various merchants, subscribers, technology licensors and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations. To effectively manage our proposed growth, we must continue to implement operational plans and strategies, improve and expand our infrastructure of people and information systems, and train and manage our employee base. There are no assurances our efforts will be effective.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT OR OTHER CLAIMS AGAINST US OR OUR INTELLECTUAL PROPERTY THAT COULD BE COSTLY TO DEFEND AND RESULT IN OUR LOSS OF SIGNIFICANT RIGHTS.

Although we believe that our software and other trade secrets used in our operations do not infringe upon the rights of others, there are no assurances that a claim of infringement will not be made against us. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets we developed or refrain from using same. We may not have the necessary financial resources to defend an infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us and our financial condition. Moreover, if the technology or trade secrets we developed or use in our business are deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us and our financial condition.

OUR EXECUTIVE OFFICERS, WHO COMPRISE THE MAJORITY OF OUR EMPLOYEES, DO NOT DEVOTE 100% OF THEIR TIME TO OUR COMPANY.

Our executive officers have other business interests in addition to their duties and responsibilities at our company. Messrs. John and Miller, executive officers and members of our board of directors, each devote approximately 90% of their time to our company, and Mr. Scott, our Chief Financial Officer, devotes approximately 60% of his time to our company. The time spent on other business activities by these executive officers and directors of our company could detract from their efforts on our behalf.

5

Risk Related to Our Common Stock

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTC BULLETIN BOARD, BUT TRADING IN THE SECURITIES IS LIMITED.

Currently, our common stock is quoted on the OTC Bulletin Board. The market for these securities is extremely limited and there are no assurances an active market for either security will ever develop.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

Further, our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

THE TRADABILITY OF OUR COMMON STOCK IS LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH MAY CAUSE THE HOLDERS OF OUR COMMON STOCK DIFFICULTY SHOULD THEY WISH TO SELL THE SHARES.

Because the quoted price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

ALL OF OUR OUTSTANDING COMMON SHARES ARE “RESTRICTED SECURITIES” AND WE HAVE OUTSTANDING OPTIONS, WARRANTS AND A CONVERTIBLE NOTE TO PURCHASE APPROXIMATELY 40% OF OUR CURRENTLY OUTSTANDING COMMON STOCK.

At September 26, 2012 we had 86,970,870 shares of common stock outstanding together with outstanding options and warrants to purchase an aggregate of 25,323,705 shares of common stock at exercise prices of between $0.25 and $1.00 per share together with a note which is convertible into 400,000 shares of our common stock. All our outstanding shares of common stock at September 26, 2012, are "restricted securities" and we have included 33,452,498 of those shares, as well as 18,658,000 shares underlying outstanding warrants. Future sales of restricted common stock under Rule 144 or otherwise could negatively impact the market price of our common stock. In addition, in the event of the exercise of the warrants and/or options and/or convertible note, the number of our outstanding common stock will increase by approximately 40%, which will have a dilutive effect on our existing stockholders.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEANS WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

At September 26, 2012 we have common stock warrants outstanding to purchase an aggregate of 1,148,000 shares of our common stock with an exercise price of $0.25 per share which are exercisable on a cashless basis. This means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. It is possible that the warrant holders will utilize the cashless exercise feature which will deprive us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

6

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about our:

•	limited operating history,
•	ability to continue as a going concern,
•	history of losses and need to raise additional capital,
•	ability to retain and add merchants,
•	ability to effectively compete,
•	ability to manage the growth of our company,
•	potential infringement of intellectual property rights of others,
•	limited trading market for our common stock and the applicability of the penny stock rules, and
•	ability to use the anti-takeover provisions of our articles and bylaws.

You should read thoroughly this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this prospectus. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted in the OTC Bulletin Board under the symbol “QPON.” The reported high and low last sale prices for the common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. The historical share prices in this table have been adjusted to give effect to the forward stock split of our common stock in December 2011.

	High	Low

2010
First quarter ended March 31, 2010	$2.40	$0.50
Second quarter ended June 30, 2010	$1.125	$0.375
Third quarter ended September 30, 2010	$0.85	$0.10
Fourth quarter ended December 31, 2010	$2.00	$0.10

2011
First quarter ended March 31, 2011	$1.20	$1.00
Second quarter ended June 30, 2011	$0.275	$0.275
Third quarter ended September 30, 2011	$0.275	$0.275
Fourth quarter ended December 31, 2011 (1)	$4.00	$0.20

2012
First quarter ended March 31, 2012	$3.50	$0.55
Second quarter ended June 30, 2012	$1.00	$0.22

(1) We acquired SimplePons Operations in the reverse merger on November 1, 2011.

The last sale price of our common stock as reported on the OTC Bulletin Board on September 7, 2012 was $0.65 per share. As of September 26, 2012, there were approximately 174 record owners of our common stock.

7

Dividend Policy

We have never paid cash dividends on our common stock. Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Future sales under Rule 144

At September 26, 2012 we had 86,970,870 outstanding shares of common stock, all of which are “restricted securities” under Rule 144 of the Securities Act of 1933. We have included 33,452,498 of these shares in the registration statement of which this prospectus is a part. In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of the issuer and own shares that were purchased from us, or any affiliate, at least six months previously is generally entitled to sell within any three month period, a number of shares of common stock that does not exceed 1% of the then outstanding shares of common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about the issuer.

The ability of our stockholders to rely upon Rule 144, however, is limited by our former status as a shell company. Prior to the reverse merger with SimplePons Operations in November 2011, we were considered a “shell company” under Federal securities laws. As such, our stockholders are not able to rely on Rule 144 for the sale of shares of our common stock until a period of 12 months has lapsed from the date “Form 10 information” was filed by us with the SEC reflecting our exit from shell status. This information was contained in a Current Report on Form 8-K filed on November 7, 2011. If less than 12 months has elapsed since we ceased being a “shell company”, then only registered securities can be sold pursuant to Rule 144. Lastly, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by our stockholders will have on the market price of our common stock prevailing from time to time.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

June 30, 2012
Long term liabilities	$—
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 0 shares outstanding	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 79,570,870 shares outstanding	795,709
Additional paid-in capital	1,411,444
Accumulated deficit	(2,260,130)
Total stockholders' equity/(deficit)	(52,977)
Total capitalization	$(52,977)

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of common stock by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants, if exercised on a cash basis, will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised on a cash basis, if at all.

8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the six months ended June 30, 2012 and 2011 and should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

SimplePons™ is a subscription-based e-commerce smartphone application (app), and savings book that offers consumers goods and services at substantially discounted prices, as well as buy one get one free offers (BOGO) from local and national merchants. Using technology, we are committed to building valuable consumer-centric content on a social platform with the focus of enhancing consumer experience and developing profitable consumer acquisition partnerships with merchants.

Our subscribers gain annual access to savings at participating merchants and businesses in specific geographic regions, which we refer to as “geo territories.” We have established relationships with merchants in 18 geo-territories, including in Florida, South Carolina, Indiana, and Virginia with plans to expand nationwide subject to the availability of sufficient capital.

As we grow, we plan to establish the following initiatives:

•	building unique subscriber profiles for enhancing consumer experience,
•	developing an e-commerce platform for customized savings,
•	leveraging on the popularity of social networking to create consumer-focused content,
•	using QR (quick response) codes and relevant search/mobile technologies for e-coupon redemption and targeted marketing, and
•	establishing focused corporate and institutional partnerships for more effective subscriber acquisition.

We believe we offer our subscribers a unique value proposition in providing immediate savings with focused and relevant promotions. Our app subscribers enjoy the convenience of having their coupon book available through their smartphones.

We face a number of challenges in continuing to grow our business, including additional development of our apps and related technology to support our sales, the proper staffing size of our company and cost effective methods to market our products and our ability to raise sufficient working capital. During the first quarter of 2012 we expanded our workforce to help with our expansion into new geo territories which resulted in increased salary and overhead expenses. As a result of a our lack of liquidity and streamlining of our business strategy, during the second quarter of 2012 we reallocated certain of our resources, eliminated 14 positions and have begun to establish relationships with channel partners to market our products to their existing clients engaged in fundraising sales of similar and complimentary products within various organizations. We will pay a flat fee per book or app to the channel partner which will provide us with the opportunity to increase our sales while controlling our salary expense in future periods.

Lastly, like many small early stage businesses, our revenues are not sufficient to pay our operating expenses. To date, we have relied on capital raised through the sale of our securities to provide funding for our operations. While we have raised $385,000 in net proceeds from the sale of our securities subsequent to June 30, 2012, our expenses are increasing even with our efforts to control our expenses. Even if we are successful in increasing our revenues from these expected sales, we will still need to raise additional working capital. We do not have any firm commitments to provide the additional capital which is needed and there are no assurances that we will be able to secure capital on terms acceptable to us, if at all. Our ability to significantly increase our revenues and successfully raise additional working capital is key to our ability to continue as a going concern. If we are not successful in both of these efforts, we may be forced to significantly curtail some or all of our operations.

Going Concern

We incurred net losses of $2,260,130 from inception through June 30, 2012 and a net loss of $1,428,540 for the six months ended June 30, 2012. The report of our independent registered public accounting firm on our financial statements for the period of inception (February 7, 2011) through December 31, 2011 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net loss and cash used in operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances we will be successful in our efforts to generate revenues or report profitable operations or to continue as a going concern, in which event investors would lose their entire investment in our company.

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Results of Operations

Six months ended June 30, 2012 as compared to the period from February 7, 2011 (inception) to June 30, 2011

Our revenues during the three and six months ended June 30, 2012 represent revenues from the sale of our discount coupon books. Our costs of good sold represents the costs of printing the books. During the three months ended June 30, 2012 we had a negative gross profit margin of 64% as compared to a gross margin of 18% for the six months ended June 30, 2012 and a gross profit margin of 85% for the first quarter of 2012. The decline in our gross margin in the second quarter of 2012 is attributable to an impairment for obsolete inventory of $12,492. Based upon non-binding indications of purchases we have received from a number of organizations and companies who typically engage in fundraising activities in those periods, we anticipate our revenue will increase during the third and fourth quarters of 2012 as we launch our 2013 books. There are no assurances, however, that our expectations are correct.

Our total operating expenses for the three months and six months ended June 30, 2012 increased substantially from the 2011 periods. The following factors were primarily attributable to this increase:

•	Salary expense increased 457% and 1,108% in the three and six months ended June 30, 2012 from the periods in 2011. As described elsewhere herein, at the end of June 2012 we eliminated 14 salaried employees and decreased our salary expense by approximately $32,000 per month. We expect, however, that our salary expense may increase in future periods depending on the degree to which we expand our business as we anticipate adding an additional software engineer and a director of sales and marketing in the future at a cost of approximately $18,000 per month.

•	Consulting expense increased 191% and 178% in the three and six months ended June 30, 2012 from the 2011 periods. Consulting expense relates to agreements we entered into with a variety of consultants and which costs are being amortized over the term of the agreements.

•	Selling, general and administrative, or SG&A expense principally includes rent, travel, commissions, professional fees, promotional, entertainment and advertising expenses, market research, fundraising expenses and other overhead expenses excluding salary expense. The principal increases in SG&A expenses in the three and six months ended June 30, 2012 from the periods in 2011 included increases stock-based consulting expenses, option expense, travel and entertainment expenses, rent, and costs associated with books distributed as promotional materials. We expect that our SG&A will continue to increase in future periods as our business expands although at this time we are not able to quantify the expected increase.

Depreciation and amortization expense increased for the three and six months ended June 30, 2012 as result of placing our website and mobile applications in service.

Total other income/(expense) for the three and six months ended June 30, 2012 includes $14,800 of liquidated damages which we have accrued as a result of our failure to timely file a registration statement related to a private placement of our securities which closed during the second quarter of 2012.

2011

As of December 31, 2011, we had exited development stage and begun generating revenues. Our operating expenses for the period from inception (February 7, 2011) through December 31, 2011 consisted primarily of salary expense, consulting fees, legal and professional fees and selling, general and administrative expenses.

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Liquidity and Capital Resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash. We do not have any commitments for capital expenditures during the next 12 months nor do we have any external sources of capital. Our working capital is not sufficient to fund our operations over the next 12 months and permit us to satisfy our obligations as they become due. At June 30, 2012 we had working capital deficit of $214,466 as compared to working capital of $364,043 at December 31, 2011. Our decrease of working capital of approximately 159% is primarily attributable to decreases in cash, inventory and prepaid expenses and other current assets, offset by an increases in accounts payable and accrued expenses, accrued salary officers, liquidated damages and convertible notes payable – related party. The decrease in our inventory at June 30, 2012 from December 31, 2011 reflects the write off of obsolete inventory of $12,492 and books that were given away for promotional purposes. We have begun receiving our new inventory in August 2012.

The increase in our accounts payable and accrued expenses and accrued officers salaries at June 30, 2012 is directly attributable to our lack of liquidity. We are delaying the payment of certain obligations to third parties and our executive officers which have accrued the bulk of the compensation due them under the terms of their employment agreements. In addition, during the second quarter of 2012 the lack of sufficient liquidity has adversely impacted our ability to implement our business plan. As discussed above, subsequent to June 30, 2012 we have raised additional capital which has alleviated to a degree our lack of liquidity.

Net cash used in operating activities was approximately $605,000 for the six months ended June 30, 2012 as compared to net cash used in operating activities of approximately $86,600 for the period of February 7, 2011 (inception) to June 30, 2011. In the six months ended June 30, 2012 cash was used to fund our operating loss of $1,428,540 which was partially offset by an increase in depreciation expense and amortization expense of $24,538 impairment of inventory in the amount of $12,492, stock compensation for common stock issued to consultants of $275,000, stock option expense for options issued to employees and officers of $164,070, decrease in accounts receivable of $820, a decrease in prepaid expense of $66,559 mainly from the amortization of prepaid insurance, decrease in deposits of $ 212 and inventory of $16,261, an increase in liquidated damages of $14,800 for our failure to file a registration statement in a timely manner, an increase in accounts payable of $92,008 mainly attributable to unpaid legal, professional and consulting fees, and an increase of $156,743 for accrued salary owed to executive officers. Subsequent to June 30, 2012 certain of our executive officers received $111,000 of their accrued salary, however, these officers have continued to accrue salaries for the third quarter of 2012.

For the period of February 7, 2011 (inception) to June 30, 2011 cash was used to fund our loss from operations of $167,150 which was partial offset by an increase depreciation expense and amortization expense of $6,250, stock compensation for common stock issued to consultants of $80,156, an increase in prepaid expense of $50,550, an increase in accounts payable of $7,176 mainly attributable to unpaid legal, professional and consulting bills, and an increase of $37,500 for accrued salary owed to executive officers.

Net cash used in operating activities for the period of inception (February 7, 2011) through December 31, 2011 primarily consisted of our net loss adjusted for certain non-cash items such as depreciation and stock based compensation as well as changes in working capital.

Net cash used in investing activities was approximately $47,500 for the six months ended June 30, 2012 as compared to approximately $34,400 for the period of February 7, 2011 (inception) to June 30, 2011 reflects our website development investments and purchase of trademarks and additional equipment.

Net cash used in investing activities for the period of inception (February 7, 2011) through December 31, 2011 primarily consisted of the costs associated with registering a trademark, and other costs for the startup of the SimplePons business.

Net cash provided by financing activities for the six months ended June 30, 2012 was approximately $549,000 and reflects proceeds from the sale of our securities and a note to a related party. Net cash provided by financing activities for the period of February 7, 2011 (inception) to June 30, 2011 was approximately $482,000 and reflects proceeds from the sale of securities.

Net cash provided by financing activities for the period of inception (February 7, 2011) through December 31, 2011 represented proceeds to us from the sale of securities in a private placement.

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Critical Accounting Policies

Website Development

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 350 Intangible-Goodwill and Other. Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated three year life of the asset.

Stock-Based Compensation

We recognize compensation costs to employees under FASB ASC No. 718, Compensation – Stock Compensation. Under FASB ASC No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options, restricted share plans, performance based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB ASC No. 505, Equity Based Payments to Non-Employees. In general, the measurement date is when either a performance commitment, as defined, is reached or the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB ASC.

Recent Accounting Pronouncements

The recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Off Balance Sheet Arrangements

As of the date of this prospectus, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Change of Auditors

On November 1, 2011, we dismissed Rothstein, Kass & Company, P.C. as our independent registered public accounting firm and engaged Webb & Company, P.A. as our independent registered public accounting firm. Rothstein, Kass & Company, P.C. has served as our independent registered public accounting firm since January 14, 2004 and audited our financial statements for the years ended December 31, 2010, 2009, 2008, 2007, 2006, 2005, 2004 and 2003. The dismissal of Rothstein, Kass & Company, P.C. was approved by our board of directors on November 1, 2011. Rothstein, Kass & Company, P.C. did not resign or decline to stand for re-election.

Neither the report of Rothstein, Kass & Company, P.C. dated March 28, 2011 on our balance sheets as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2010 and 2009 nor the report of Rothstein, Kass & Company, P.C. dated April 12, 2010 on our balance sheets as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2008 contained an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope, or accounting principles, except that both such reports raised substantial doubts on our ability to continue as a going concern.

During our two most recent fiscal years and the subsequent interim period preceding our decision to dismiss Rothstein, Kass & Company, P.C. we had no disagreements with the firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which disagreement if not resolved to the satisfaction of Rothstein, Kass & Company, P.C. would have caused it to make reference to the subject matter of the disagreement in connection with its report.

During our two most recent fiscal years and the subsequent interim period prior to retaining Webb & Company, P.A. (1) neither we nor anyone on our behalf consulted Webb & Company, P.A. regarding (a) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (b) any matter that was the subject of a disagreement or a reportable event as set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K, and (2) Webb & Company, P.A. did not provide us with a written report or oral advice that they concluded was an important factor considered by us in reaching a decision as to accounting, auditing or financial reporting issue.

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OUR BUSINESS

Overview

SimplePons™ is a subscription-based e-commerce smartphone application (app), and savings deal book that offers consumers goods and services at substantially discounted prices, as well as buy one get one free offers (BOGO) from local and national merchants. SimplePons’ subscribers gain access to coupons offering savings that can be used throughout the calendar year at participating merchants and businesses in specific geographic regions, which we refer to as “geo territories”.

Our business model leverages a traditional printed coupon book with a smartphone app that provides mobile access to all the discount coupons in our savings deal book. We believe the future of the coupon business to be in this mobile technology as a result of what we believe to be increased consumer sophistication, price efficiencies and superior ease of use. We believe the geo-location feature of our smartphone app enables subscribers to quickly search for available savings deal locations. Visitors and subscribers are able to browse and buy the SimplePons’ electronic deals for their smartphone app or SimplePons savings deal books from our website at www.simplepons.com.

We believe we offer our subscribers a unique value proposition: the subscriber can recoup the entire cost of the app or savings deal book typically after using one or two coupons and then continues to enjoy additional savings. In addition, unlike traditional printed coupon books, our app subscribers enjoy the benefit of having their coupon book available through their smartphones.

The SimplePons deal book retails in two formats: traditional print format and an electronic format available as a smartphone app downloadable from the iTunes App Store. We are initially focusing on direct sales in connection with fundraising activities by schools, youth groups, sports teams and religious organizations. In the future, subject to, among other factors, sufficient available funds, we may explore and utilize multiple channels.

Our operating subsidiary was formed in February 2011 and through September 30, 2011 it was a development stage company. During the third quarter of 2011 we launched the beta version of our website at www.simplepons.com and completed our first smartphone app for the iPhone. We launched our app for use on Android smartphones in May 2012.

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Our Strategy

Our objective is to combine communication technology with a traditional, time-proven business model – discount coupons – and become a key promotional tool to drive customers to merchant’s doors.

Key elements of our strategy include the following, all of which are subject to availability of sufficient working capital:

•	Establish a technology platform. We expect to invest in developing a flexible platform that can better target promotions and increase redemption and subscription rates while providing marketing information to merchants. Our updated website is currently on a test server and we expect to launch it during the third quarter of 2012.

•	Grow our subscriber base. Our goal is to acquire and retain subscribers by delivering value, convenience and savings. We plan to invest in subscriber acquisition via various online marketing tools such as keyword search marketing, email, and social media sites such as Facebook and Twitter. In addition, we believe that our platform will further drive subscriber growth by word-of-mouth promotion.

•	Grow the number of merchants we feature. To increase merchant growth we expect to make investments in building merchant relationships. As of the end of August 2012, we have in excess of 2,000 merchants.

•	Increase the number and variety of our products we offer. We expect to distribute in the next 12 months targeted or market-specific coupon books and offer “super deals” that are a “daily deal” style component with limited time offers In addition, we expect to introduce new products that include bundles of “free deals” for users to try and establish business to business affiliate relationships with the travel industry which we expect will generate additional revenue based upon a percentage of the bookings originated by these relationships.

•	Increase the number of markets we serve. Our initial geographic focus has been Florida and we are currently within 18 geo territories including Florida, Indiana, Virginia and South Carolina. Based upon our internal research, we believe there are approximately 175 additional geo territories nationwide with demographics favorable to our business model. We expect to continue to expand our geo territories over the next 12 months.

•	Develop multiple sales channels. Historically, community and charitable organizations have been a primary distribution channel for printed discount coupon books. Our fundraising platform enables these organizations to conduct entire fundraising campaigns electronically, thus eliminating the need for door to door selling, physical coupon books, counting orders and collecting cash or checks. We will seek to partner with affiliates who will display, promote and distribute our subscription based smartphone app to their users in exchange for a share of the revenue generated from sales of our smartphone app. We will also explore brick and mortar cross-promotion, private label bundles and corporate partnerships to derive sales.

SimplePons - our smartphone app and savings deal book

The smartphone app and deal book include coupons for fine and casual dining, fast food restaurants as well as recreational activities and entertainment venues contained within a specific geo territory. All our coupons offer significant value: typically 50% off or buy-one-get-one free. Our goal is to have in excess of 100 merchants with more than 300 deals in each geo territory to provide true value to our subscribers.

Ours is a subscription-based revenue model, with no charge to merchants, wherein we sell our territory-specific app or deal book, typically for $20 per year. We also have the ability to upsell subscribers multiple ways, including new geo territories, customized books and super deals.

Subject to the availability of sufficient working capital, over the next 12 months we intend to invest in several product enhancements, including subscriber profile creation, such as a listing of favorites, affiliate link generators, and widget generators to track sales.

Our Merchants

SimplePons targets local and national merchants for each geo territory. Merchants are obtained through a combination of direct sales and telemarketing. Our merchant agreements detail the terms of all coupons or discounts offered for a specific period of time which is generally one year.

To date, we have agreements with in excess of 2,000 merchants, including local businesses and regional and national chains such as Burger King, Jiffy Lube, Carvel, Omaha Steaks, and Honey Baked Ham. To date, our deal books comprise approximately 90% local merchants and approximately 10% regional and national merchants. We expect this mix to evolve as we gain a national footprint and develop our technology to provide better feedback to merchants regarding their customers and couponing initiatives. We believe that a strong base of national merchants will assist us to accelerate our growth by providing a foundation for rapid expansion into new geo territories.

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Sales

Initially, our sales efforts were based upon an in-house team of sales representatives. In an effort to conserve our cash resources, during the first quarter of 2012 we eliminated the majority of our in-house sales team and began establishing relationships with channel partners to market our products to their existing clients engaged in fundraising sales of similar and complimentary products within various organizations. As of the date hereof, we have signed one year agreements with two channel partners, one for Miami-Dade County, Florida and the second for Brevard County, Florida and the areas of Naples and Ft. Myers, Florida. Under the terms of these agreement, we will pay a flat fee of per book or app to the channel partner for each book or app which has been sold by the distributor.

Competition

We expect competition in e-commerce generally, and group buying in particular, to continue to increase because there are no significant barriers to entry. We believe that our major competitors include Entertainment Promotions and Enjoy the City in the printed discount coupon sector and Groupon and Living Social from the daily deal sector. We also compete against other Internet sites that are focused on specific communities or interests and offer coupons or discount arrangements related to such communities or interests, as well as traditional offline coupon and discount services, newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services. Most of our competitors are well-established companies that have substantially greater brand recognition, established merchant base, infrastructure and financial resources than we have. There are no assurances we will ever effectively compete in our target market.

Intellectual property

We regard our domain name, trademarks, trade secrets and similar intellectual property as valuable to our business, and rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, partners and others to protect our proprietary rights. We have applied for federal trademark on SimplePons™. We own the rights to the domain name www.simplepons.com. However, as with phone numbers, we do not have and cannot acquire any property rights in an Internet address. The regulation of domain names in the United States and in other countries is also subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not be able to maintain our domain names or obtain comparable domain names, which could harm our business. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation or infringement of our proprietary property.

Regulation

We are subject to a number of domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims. These regulations and laws may involve taxation, tariffs, subscriber privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. Any adverse legal or regulatory developments could substantially harm our business.

Many states have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before the U.S. Congress and various state legislative bodies concerning data protection. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

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Employees

In addition to our three executive officers, at September 26, 2012, we had five full time employees.

Our properties

Our principal executive offices are located in approximately 3,200 square feet of office space which we lease from an unaffiliated third party under the terms of a three year agreement expiring in December 2014. Under the terms of the lease, the annual base rent and our share of the operating expenses will range from approximately $60,000 in year one to approximately $62,000 in year three.

Legal proceedings

We are not a party to any pending or threatened litigation.

Our History

From our incorporation in 1985 through 1999, we operated under the name Procept, Inc., as a biotechnology company engaged in the development and commercialization of novel drugs with a product portfolio focused on infectious diseases and oncology. During fiscal 2000, we closed our research facilities and out-licensed products which had been under development by us for several years.

In January 2000, we acquired Heaven’s Door Corporation, a company that provided products and services over the Internet. Effective with the acquisition of Heaven’s Door, our name was changed from Procept, Inc. to HeavenlyDoor.com, Inc. At the same time, Procept, Inc. became the new name of our subsidiary, Pacific Pharmaceuticals, Inc., a company engaged in the development of cancer therapies, which we acquired in March 1999. After a sustained period of deterioration in the Internet and technology sectors and related capital markets, we decided, in the fourth quarter of 2000, to discontinue the pursuit of our Internet strategy. Shortly thereafter, we entered into an agreement to sell all of our Web-based assets and Internet operations and ceased our Internet activities. In connection with this agreement, we changed our name, on December 31, 2000, from HeavenlyDoor.com, Inc. to Paligent Inc.

From 2001 until the transaction with IFLC, we were a shell company as that term is defined in the Securities Act of 1933.

On November 29, 2006, we acquired IFLC, then known as International Fight League, Inc., a privately held Delaware corporation, pursuant to an agreement and plan of merger, dated as of August 25, 2006, by and among us, our wholly owned subsidiary, and IFLC. Immediately following the merger, we changed our name to International Fight League, Inc. and continued to operate the business of organizing and promoting a mixed martial arts sports league under the name “International Fight League.” We discontinued our operations during the quarter ended September 30, 2008, and on September 15, 2008, our wholly-owned subsidiary, IFLC, through which we conducted our operations and which held substantially all of our assets, voluntarily filed a petition for reorganization relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. IFLC’s bankruptcy case was docketed as In re IFL Corp., Case No. 08-13589 (MG).

On November 17, 2008, IFLC sold substantially all of its assets to HD Net for $650,000 in cash plus the assumption of certain of IFLC’s obligations, pursuant to a sale under Section 363 of the Bankruptcy Code which was approved by the Court on October 28, 2008. In connection with the sale of substantially all of our assets to HD Net, the assets sold included the name “International Fight League,” our corporate name. After confirmation of the plan filed with the bankruptcy court and the sale to HD Net, we had no ongoing business operations. Upon the closing of this transaction, we became a “shell company” as that term is defined under federal securities laws.

On January 11, 2010, Insurance Marketing Solutions LLC purchased 730,941 shares of our Series A Convertible Preferred Stock pursuant to the terms of a Series A Preferred Stock Purchase Agreement. The Series A Preferred Stock was convertible into an aggregate of 1,827,353, shares of our common stock. This transaction resulted in a change of control of our company. All shares of our Series A Preferred Stock have subsequently been converted into common stock.

In November 2011 we acquired SimplePons Operations in a reverse merger. At closing, in exchange for all of the issued and outstanding capital stock of SimplePons Operations we issued the holders of those shares 74,890,000 shares of the our common stock, which, after giving effect to the stock repurchase described below, represented approximately 97.4% of our outstanding common stock. At closing, we also issued the SimplePons Operations’ stockholders who were also warrant holders common stock purchase warrants to purchase 20,010,000 shares of our common stock at an exercise price of $0.25 per share in exchange for identical three year warrants to purchase SimplePons Operations’ common stock which were held by the warrant holders immediately prior to closing. Upon the closing of the reverse merger, our sole officer and director resigned and simultaneously with the reverse merger a new board of directors and new officers were appointed. In connection with the reverse merger, we exited shell status and our business and operations are now those of SimplePons Operations. At closing of the reverse merger, SimplePons Operations entered into a stock repurchase agreement with our then principal stockholder and an affiliate of our then sole officer and director, pursuant to which SimplePons Operations purchased 2,024,706 shares of our common stock for $335,000. Following such purchase, these shares were cancelled and returned to the status of authorized but unissued shares of our common stock.

In December 2011, we changed our name to SimplePons, Inc. In December 2011, we also effected a forward stock split of all of the outstanding shares of our common stock at a ratio of two for one (2:1). All share and per share information in this prospectus gives effect to this stock split.

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MANAGEMENT

The following table provides information on our executive officers and directors:

Name	Age	Positions
Brian S. John	44	Chairman of the Board, President and Chief Executive Officer
Richard A. Miller	44	Chief Operating Officer, Vice President, Secretary and Director
Martin Scott	44	Chief Financial Officer

Brian S. John has been a member of the Chairman of the board of directors, President and Chief Executive Officer of our company since November 2011. Mr. John, a co-founder of SimplePons Operations, has been an officer and director of that company since its inception in February 2011. He is also president of Mirador Consulting, Inc., a Florida- based corporate consulting firm which he founded in 2001, and since July 2012 he had been secretary of Caro Consulting, a corporate consulting firm. Mr. John was President and CEO of Teeka Tan Products, Inc. (OTCBB: TKAT) from April 2002 until May 2008 at which time the company was sold. Earlier in his career, from May 1991 until April 1996, Mr. John served as northeast area sales director for Dine-A-Mate, Inc., an entertainment and dining guide that was later acquired by CUC International. Mr. John devotes approximately 90% of his time to our company.

Richard A. Miller has been a member of our board of directors and Vice President and Secretary of our company since November 2011. He also served as our Chief Operating Officer from November 2011 until January 2012 and was reappointed to that position in August 2012. Mr. Miller, a co-founder of SimplePons Operations, has been an officer and director of that company since its inception in February 2011. Since founding the company in January 2004 Mr. Miller has served as a director and President of Caro Consulting, Inc., a corporate consulting firm. Mr. Miller also serves as corporate secretary of Mirador Consulting, Inc., which he joined in March 2002. Mr. Miller was Vice President, Chief Operating Officer and a director of Teeka Tan Products, Inc. (OTCBB: TKAT) from April 2002 until May 2008 at which time the company was sold. Mr. Miller devotes approximately 90% of his time to our company.

Martin Scott has been our Chief Financial Officer since November 2011. Since 2002, Mr. Scott has owned a consulting practice that specializes in assisting small public companies in preparing financial reports. Since 2008, he has served as Chief Financial Officer of NanoBlox, Inc., a privately held company involved in the development of nano technologies. Mr. Scott received a B.S. in accounting and finance from the Florida State University. Mr. Scott, a certified public accountant, is a member of the American Institute for Certified Public Accountants. Mr. Scott devotes approximately 60% of his time to our company.

There are no family relationships between our officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

Advisory Committee to the Board of Directors

In July 2012 our Board of Directors established an Advisory Committee to provide it advice and guidance on business strategies and technology issues. The members of the Advisory Committee include:

Adolfo Carmona. Mr. Carmona has been serving as Executive Vice President and Senior Advisor of Mars & Co, a high end international strategy consulting firm, since 2006 and has been with the firm since 1986. With the assistance of Mr. Carmona, Mars & Co. has grown to over 250 professionals worldwide. Mr. Carmona has solid experience in a wide variety of areas including cost and supply chain optimization, brand strategy, pricing and demand building optimization, competitive analysis, portfolio optimization, business unit turnarounds, as well as acquisition and divestiture analysis. Mr. Carmona has a Bachelor of Science degree in Chemical Engineering from Princeton University and a MBA degree from the Wharton Business School, University of Pennsylvania

David Greenfield, M.D. Dr. Greenfield, a clinician, surgeon and scientist who is internationally renowned for his work with glaucoma, is Professor of Ophthalmology at the University of Miami Miller School of Medicine, Miami, Florida. Dr. Greenfield is the co-founder of The International Society for Imaging in the Eye (ISIE) and served as Secretary-Treasurer from 2002 to 2007. He is also the President and co-founder of The Florida Glaucoma Society, and is a member of the Board of Directors of the American Glaucoma Society. Dr. Greenfield has taught and published extensively in all aspects of glaucoma diagnosis, monitoring, and therapy. He is the recipient of a National Eye Institute consortium grant studying advanced imaging technology in glaucoma, and has received continuous funding from the NIH since 1999. He has delivered numerous guest lectures and named lectures nationally and internationally, and has published over 225 original scientific papers, abstracts and book chapters. He has trained numerous clinical and research fellows, many of whom hold distinguished academic positions worldwide.

In connection with these appointments to the Advisory Committee, we entered into three year Advisory Agreements with each of Mr. Carmona and Dr. Greenfield pursuant to which we engaged them to provide various advisory services to us including, brand advisory services to evaluate existing practices or establish new processes, corporate and product brand identity strategy development, corporate positioning, brand architecture analysis and system development, advertising strategy development, creative and strategic resource identification and management, and new business support, as well as such additional related services as we may request from time to time. As compensation for these services, we issued Mr. Carmona 900,000 shares of our common stock valued at $90,000 and Dr. Greenfield 450,000 shares of our common stock valued at $45,000. The agreements each contain customary confidentiality and non-disclosure provisions.

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Director Qualifications, Committees of our Board of Directors and the Role of our Board in Risk Oversight

Director qualifications

Both of our directors are co-founders of SimplePons Operations and continue to be involved in our day to day operations. Mr. John has significant experience in the coupon industry and brings both a practical understanding of the industry and as well as hands-on experience in our business sector to our Board. Mr. Miller’s enhanced understanding of our operations provides an additional dimension to his role as a director.

During 2012 we expect to expand our board of directors to add independent directors. While our board has not nominated any additional directors as of the date of this prospectus, we expect that the director candidates will have professional experience in a variety of areas, including technology, marketing, social media, finance and advertising.

Committees of our board of directors

We have not established any committees of comprised of members of our board of directors, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by board of directors as a whole. Because we have only two directors, neither of which is independent, we believe that the establishment of these committees would be more form over substance. Following the expected expansion of our board in 2012, we expect to establish Audit, Compensation and Nominating Committees, the members of which will be independent directors.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Neither of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Board oversight in risk management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including liquidity risk, operational risk, strategic risk and reputation risk. Our Chief Executive Officer also serves as one of our two directors and we do not have a lead director. In the context of risk oversight, at the present stage of our operations we believe that our selection of one person to serve in both positions provides the Board with additional perspective which combines the operational experience of a member of management with the oversight focus of a member of the Board. The business and operations of our company are managed by our Board as a whole, including oversight of various risks that our company faces. Because our Board is comprised of members of our management, these individuals are responsible for both the day-to-day management of the risks we face as well as the responsibility for the oversight of risk management.

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Code of Ethics and Business Conduct

We have adopted a Code of Business Conduct and Ethics, which applies to our board of directors, our executive officers and our employees, outlines the broad principles of ethical business conduct we adopted, covering subject areas such as:

•	compliance with applicable laws and regulations,
•	handling of books and records,
•	public disclosure reporting,
•	insider trading,
•	discrimination and harassment,
•	health and safety,
•	conflicts of interest,
•	competition and fair dealing, and
•	protection of company assets.

A copy of our Code of Business Conduct and Ethics is available without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to us at our principal offices at 220 Congress Park Drive, Suite 304, Delray Beach, Florida 33445 or from our website at www.simplepons.com.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, our executive officers comprise all of the members of the board of directors and they do not receive any compensation specifically for their services as directors.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in 2011 for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2011. As SimplePons Operations was not formed until February 2011, no compensation was paid by that entity in 2010. The value attributable to any option awards is computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 6(D) of the notes to our consolidated financial statements appearing later in this prospectus.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brian S. John [1]	2011	50,000	0	0	3,092	0	0	0	53,092

1 Mr. John has served as our Chief Executive Officer since November 1, 2011. He as served as SimplePons Operations Chief Executive Officer since its formation in February 2011.

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Employment Agreements

We are a party to an employment agreement with each of our executive officers. The terms and conditions of these agreements are as follows:

In November 2011, we entered into new five year employment agreements with each of Messrs. John and Miller which superseded their prior agreements with our subsidiary, SimplePons Operations. In addition to their positions as executive officers of our company, during the term of these agreements each of Messrs. John and Miller shall serve as members of our board of directors. Under the terms of these agreements, we agreed to pay each of them an annual salary of $100,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $125,000, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $150,000. Each executive is also entitled to an annual bonus of at the discretion of our board of directors. As additional compensation, we granted each of Messrs. John and Miller options to purchase 1,000,000 shares of our common stock at an exercise price of $0.275 per share which vest quarterly in arrears over three years. Each of these executive officers is also entitled to participate in all benefit programs we offer our employees. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. Each employee's employment may be terminated upon his death or disability and with or without cause. In the event employment is terminated as a result of either of their death or disability, each is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event either should terminate the agreement for cause or if either of them should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one year’s salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested.

In December 2011, we have entered into a five year employment agreement with Mr. Martin Scott, our Chief Financial Officer. Under the terms of this agreement, we agreed to pay Mr. Scott an annual salary of $70,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $87,500, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $109,375. He is also entitled to an annual bonus of at the discretion of our board of directors. Mr. Scott is also entitled to participate in all benefit programs we offer our employees. As additional compensation, we granted Mr. Scott options to purchase 1,500,000 shares of our common stock with exercise prices ranging from $0.275 to $0.75 per share which vest quarterly in arrears over three years. The agreement, which contains an automatic yearly renewal provision, contains customary confidentially provisions. Mr. Scott's employment may be terminated upon his death or disability and with or without cause. In the event his employment should terminate as a result of his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one year’s salary payable in a lump sum on the date of termination and all granted but unvested options are immediately vested.

Employment Agreement with Former Executive

In January 2012 we entered into a three year employment with Mr. Wei-Ken Seto to serve as our Chief Operating Officer. Under the terms of this agreement, we agreed to pay Mr. Seto an annual salary of $150,000. As additional compensation, we granted him options to purchase an aggregate of 3,000,000 shares of our common stock at an exercise price of $0.75 per share, which vested quarterly over three in arrears beginning on August 1, 2012. Mr. Seto was entitled to participate in all benefit programs we offered our employees. The agreement, which contained an automatic yearly renewal provision, contained customary confidentially provisions. The agreement further provided that Mr. Seto's employment could be terminated upon his death or disability and with or without cause. In the event we terminated the agreement for cause or if he resigned, under the terms of the agreement he was entitled to payment of his base salary through the date of termination. At our option we could terminate his employment without cause and, under the terms of the agreement, he was entitled to payment of his then base salary and bonus through the date of termination together with three months’ salary payable in a lump sum on the date of termination and all vested options remain exercisable through the original option term. In August 2012 Mr. Seto resigned his position with our company based upon unresolved issues with our company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Brian S. John	41,667	0	0	0.275	1/31/17	0	0	0	0
	0	41,667	0	0.275	4/30/17	0	0	0	0
	0	41,667	0	0.275	7/30/17	0	0	0	0
	0	41,667	0	0.275	10/31/17	0	0	0	0
	0	41,667	0	0.275	1/31/18	0	0	0
	0	41,667	0	0.275	4/30/18	0	0	0	0
	0	41,667	0	0.275	7/30/18	0	0	0	0
	0	41,667	0	0.275	10/31/18	0	0	0	0
	0	41,667	0	0.275	1/31/19	0	0	0	0
	0	41,667	0	0.275	4/30/19	0	0	0	0
	0	41,667	0	0.275	7/30/19	0	0	0	0
	0	41,667	0	0.275	10/31/19	0	0	0	0

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Limitation on Liability

Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our certificate of incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 2011, SimplePons Operations entered into a two year consulting agreement with Mr. Emilio DiSanluciano to provide a variety of services to us, including industry analysis, identifying and introducing potential strategic partners to our company, evaluations of competitors and development of strategies to increase our competitiveness and advice on effective management of relationships with investment banking firms. As compensation for these services, SimplePons Operations issued Mr. DiSanluciano 4,000,000 shares of its common stock valued at $200,000. Mr. DiSanluciano is an affiliate of the Felix Investments LLC, a broker-dealer and member of FINRA. On February 15, 2012 we engaged that firm to serve as our exclusive financial advisor. Under the terms of the one year agreement, the firm will provide us with financial advisory and investment banking services for an annual fee of $60,000. We have agreed to reimburse the firm for its expenses incurred in connection with the engagement and to pay it certain additional transactional fees. We have also granted the firm the right to serve as our investment banker for any private or public offering of our securities and in certain other transactions, upon such terms as the parties may mutually agree. The agreement contains customary indemnification provisions.

In January 2012 we borrowed $40,000 from Mr. Wei-Ken Seto, a former executive officer, under the terms of a convertible promissory note due in January 2013. The note, which bears interest at 4% per annum, is convertible at our option into shares of our common stock at a conversion price of $0.10 per share.

Director Independence

Neither of our directors is considered “independent” within the meaning of meaning of Rule 5605 of the NASDAQ Marketplace Rules.

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PRINCIPAL STOCKHOLDERS

At September 26, 2012, we had 86,970,870 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of September 26, 2012 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 220 Congress Park Drive, Suite 304, Delray Beach, FL 33445. The information provided herein is based upon a list of our stockholders and our records with respect to the ownership of warrants and options to purchase securities in our company. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Brian S. John [1]	20,333,334	23.3%
Richard A. Miller [2]	20,333,334	23.3%
Martin Scott [3]	1,416,669	1.6%
All officers and directors as a group (four persons)[1,2,3]	42,083,337	47.8%
Maarten Linthorst [4]	10,000,000	10.9%
Argus Group LLC [5]	6,000,000	6.5%
Emilio DiSanluciano [6]	6,000,000	6.8%

1 Includes options to purchase 333,334 shares of our common stock with an exercise price of $0.275 per share, but excludes options to purchase an additional 666,666 shares of our common stock exercisable at $0.275 which vest between January 2013 and October 2014.

2 Includes options to purchase 333,334 shares of our common stock with an exercise price of $0.275 per share, but excludes options to purchase an additional 666,666 shares of our common stock exercisable at $0.275 which vest between January 2013 and October 2014.

3 Includes options to purchase 166,668 shares of our common stock with an exercise price of $0.275 per share and options to purchase 250,001 shares of our common stock with an exercise price of $0.75 per share, but excludes options to purchase an additional 333,332 shares of our common stock exercisable at $0.275 which vest between January 2013 and October 2014 and options to purchase 749,999 shares of our common stock with an exercise price of $0.75 per share which vest between February 2013 and February 2015. The number of shares owned by Mr. Scott excludes securities owned by his wife over which he disclaims beneficial ownership.

4 The number of shares beneficially owned by Mr. Linthorst includes 5,000,000 shares of our common stock issuable upon the exercise of warrants with an exercise price of $0.25 per share. Mr. Lindhort’s address is Mutzmaleivstrasse 34, CH-8712 Staefa, Switzerland.

5 The number of shares beneficially owned by Argus Group LLC includes 5,000,000 shares of our common stock issuable upon the exercise of warrants with an exercise price of $0.25 per share. Argus Group LLC’s address is 1674 Broadway, Suite 501, New York, NY 10019.

6 The number of shares beneficially owned by Mr. DiSanluciano includes 1,000,000 shares of our common stock issuable upon the exercise of three-year warrants with an exercise price of $0.25 per share which are held of record by Thorsdale, Inc. Mr. DiSanluciano has voting and dispositive control over securities held by Thorsdale, Inc. Mr. DiSanluciano ‘s address is 777 S. Flagler Drive, Suite 800, West Tower, West Palm Beach, FL 33487.

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Lock-up Agreements

As a term of the private placement of our securities in March 2012 and April 2012 in which Felix Investments, LLC, a broker-dealer and member of FINRA, acted as our exclusive placement agent each of Messrs. John, Miller and Scott, as well as Wei-Ken Seto, then our directors and executive officers, executed lock-up agreements to the effect that each such individual agreed not to sell, assign or transfer any of our securities beneficially owned by them for the period commencing on March 7, 2012 and terminating on September 24, 2013, which is 12 months from the date we filed the resale registration statement covering all of the securities sold in the offering of which this prospectus forms a part; provided that, transfers may be made to family members and trusts for the benefit of family members if the transferees agree in writing to be bound by the same terms.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by our stockholders:
2011 Equity Compensation Plan	4,100,000	$0.275	900,000
Plans not approved by stockholders	0	-	0

2011 Equity Compensation Plan

On November 1, 2011, our board of directors authorized our 2011 Equity Compensation Plan, which we refer to as our 2011 Plan, initially covering 10,000,000 shares of common stock. The 2011 Plan also contains an “evergreen formula” under which the number of shares of common stock available for issuance under the 2011 Plan will automatically increase on the first trading day of January each calendar year during the term of the 2011 Plan, beginning with calendar year 2012, by an amount equal to 1% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 250,000 shares of common stock. The purpose of the 2011 Plan is to enable us to offer to our employees, officers, directors and consultants, whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company. The 2011 Plan is administered by our board of directors. Plan options may either be:

•	incentive stock options (ISOs),
•	non-qualified options (NSOs),
•	awards of our common stock, or
•	rights to make direct purchases of our common stock which may be subject to certain restrictions.

Any option granted under the 2011 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plan further provides that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. In the event of any stock split of our outstanding common stock, the board of directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of September 26, 2012, there were 86,970,870 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Common stock purchase warrants

Warrants issued in the reverse merger with SimplePons Operations

In November 2011 at the closing of the reverse merger, we issued the SimplePons Operations’ stockholders who were also warrant holders common stock purchase warrants to purchase 20,010,000 shares of our common stock at an exercise price of $0.25 per share in exchange for identical three year warrants to purchase SimplePons Operations’ common stock which were held by the warrant holders immediately prior to closing. The expiration date of each exchange warrant was identical to the SimplePons Operations’ warrant for which it was exchanged. The exercise price of these warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. Upon 30 days notice we will have the right to call the warrants at a call price of $0.01 per warrant if our stock is currently quoted for trading in the over the counter market, the closing price of our common stock is $1.00 or more for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying the warrants. This means that holders of the warrants will have 30 days from the date the warrants are called to exercise the warrants. Any warrant which has been called but remains unexercised by the call date will automatically terminate and no longer entitle the holder to exercise such warrant or to receive any consideration therefore, other than the call price.

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Warrants issued in financings

In December 2011 in connection with a private placement of our securities we issued the investor three year Series B common stock purchase warrants to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share. The exercise price of these warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. Upon 30 days notice, we have the right to call the warrants at $0.01 per warrant if the closing price of our common stock is $2.00 or more for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying the Series B warrants.

In January 2012 in connection with a private placement of our securities we issued the investors three year Series C common stock purchase warrants to purchase 450,000 shares of our common stock at an exercise price of $1.00 per share. The exercise price of these warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. Upon 30 days notice, we have the right to call the warrants at $0.01 per warrant if the closing price of our common stock is $2.00 or more for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying the Series C warrants.

In connection with private placement of our securities in March 2012 and April 2012, Felix Investments, LLC, a broker-dealer and member of FINRA acted as our exclusive placement agent in the offering. As partial compensation for its services, we issued the firm five year warrants to purchase 148,000 shares of our common stock at an exercise price of $0.25 per share. The exercise price of the placement agent warrants are subject to proportional adjustment for stock splits, dividends and similar corporate events. The placement agent warrants are exercisable on a cashless basis.

In July 2012 and August 2012 in connection with a private placement of our securities we issued the investors three year Series D common stock purchase warrants to purchase 2,550,000 shares of our common stock at an exercise price of $0.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

In August 2012 and September 2012 in connection with a private placement of our securities we issued the investors three year Series E common stock purchase warrants to purchase 1,300,000 shares of our common stock at an exercise price of $0.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

Transfer agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15 Avenue, Brooklyn, NY 11219.

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SELLING SECURITY HOLDERS

At September 26, 2012 we had 86,970,870 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of up to 52,110,498 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which underlie outstanding warrants held by the selling security holders, including:

●	33,452,498 shares which are presently outstanding; and
●	18,658,000 shares issuable upon the possible exercise of warrants with an exercise price ranging from $0.25 to $1.00 per share.

The following table sets forth:

●	the name of each selling security holder,
●	the number of common shares owned, and
●	the number of common shares being registered for resale by the selling security holder.

Information on beneficial ownership of securities is based upon a record list of our stockholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.

Name of selling security holder	No. of shares beneficially owned	No. of shares being registered	No. of shares owned after the offering	% owned after the offering
Rakesh Taneja	1,000,000	1,000,000	0	0
Herbert Tabin	2,750,000	2,750,000	0	0
Madeline Tabin	750,000	750,000	0	0
Craig Agranoff	500,000	500,000	0	0
Grip'd LLC (1)	500,000	500,000	0	0
Martin Scott (2)	1,166,668	1,000,000	166,668	≤1%
Frank V. Benedetto (3)	100,000	100,000	0	0
The Celine Bzezinski Family Trust (3)(4)	200,000	200,000	0	0
John P. Hughes (3)	280,000	280,000	0	0
Frank C. Bzezinski (3)	200,000	200,000	0	0
Charles A. Otto (3)	360,000	360,000	0	0
Brainard Ventures LLC (5)	3,250,000	3,250,000	0	0
Jim Pierce (3)	100,000	100,000	0	0
Mary C. Benedetto (3)	100,000	100,000	0	0
D. Clark Hughes (3)	100,000	100,000	0	0
Glen Wojtusiak (3)	40,000	40,000	0	0
James D. Benedetto (3)	100,000	100,000	0	0
John H. Shaw (3)	100,000	100,000	0	0
Don A. Paradisio (3)	40,000	40,000	0	0
Randall Holdridge (3)	800,000	800,000	0	0
Richard Martino, Jr. (3)	100,000	100,000	0	0
James W. Coughlin (3)	100,000	100,000	0	0
Eventus Capital, Inc. (3)(6)	60,000	60,000	0	0
Richard G. Vento (3)	200,000	200,000	0	0
Henry H. Houston III (3)	100,000	100,000	0	0
Mitch Tanne (3)	100,000	100,000	0	0
Jonathan Schwartz (3)	400,000	400,000	0	0
Jane Krasker (3)	280,000	280,000	0	0
Gerald Krasker (3)	200,000	200,000	0	0
David M. Drury (3)	600,000	600,000	0	0
Meganet Uno S.A. (3)(7)	600,000	600,000	0	0
Peter Blanco, Inc. (3)(8)	100,000	100,000	0	0
Jill Scott (3)	100,000	100,000	0	0
Bruno Widmer(3)	2,200,000	2,200,000	0	0
Alberto Rittatore (3)	800,000	800,000	0	0
James F. Spallino (3)	2,500,000	2,500,000	0	0
Ralph Lieber (3)(16)	3,802,000	3,802,000	0	0
Joseph Lay (3)	400,000	400,000	0	0
Salvatore Amico (33)	400,000	400,000	0	0
Joanne DiSanluciano and Anthony DiSanluciano, JTWROS (3)	1,000,000	1,000,000	0	0
Maarten Linthorst (3)	10,000,000	10,000,000	0	0
James L. Beard (3)	300,000	300,000	0	0
Carla Biundo (3)	800,000	800,000	0	0
Joseph DiSanluciano (3)	200,000	200,000	0	0
Carl-Aake Carlsson (3)	400,000	400,000	0	0
George W. Eason (3)	100,000	100,000	0	0
Andrew Garbarini and Kim Garabini, JTWROS (3)	300,000	300,000	0	0
Claudette Greenstein (3)	100,000	100,000	0	0
Joseph Henn (3)	400,000	400,000	0	0
Jeffrey Levine (3)	1,000,000	1,000,000	0	0
Sharon Levine (3)	1,000,000	1,000,000	0	0
William Zeidel (3)	60,000	60,000	0	0
Oz Ventures, LLC (3)(9)	100,000	100,000	0	0
Insurance Marketing Solutions LLC (10)	682,498	682,498	0	0
Frost Corporate Services, Inc. (11)	200,000	200,000	0	0
Jeffrey Jagid	100,000	100,000	0	0
Kevin Waldman	100,000	100,000	0	0
Alfred Schiffrin	100,000	100,000	0	0
Michael Keefe	50,000	50,000	0	0
Anthony Collura	40,000	40,000	0	0
Jacqueline Borer	40,000	40,000	0	0
Jerry Schwartz	100,000	100,000	0	0
Mark Finnegan and Sherri Finnegan, JT	80,000	80,000	0	0
Kelli Sandusky (3)	1,200,000	1,200,000	0	0
Class Act Inc. Profit Sharing Plan (12)	200,000	200,000	0	0
Greenfield Family Management Co. LLC (3)(13)	800,000	800,000	0	0
Adolfo Carmona and Donna Carmona JTWROS (3)(14)	3,500,000	2,600,000	900,000	≤1%
Felix Investments LLC (3)	148,000	148,000	0	0
Wei-Ken Seto (15)	950,000	400,000	550,000	≤1%
Hyo Jung Kim (16)	298,000	298,000	0	0
Gonzalo Cortez, D.M.D.,P.A. (3)(17)	200,000	200,000	0	0
Cranshire Capital Master Fund, Ltd. (3)(18)	500,000	500,000	0	0
Craig A. Miller (3)	2,000,000	2,000,000	0	0
George Canciobello (3)	100,000	100,000	0	0
Jose Parilla (3)	100,000	100,000	0	0
Acorn Management Partners, L.L.C. (19)	600,000	600,000	0	0
Shailesh Topiwala (3)	400,000	400,000	0	0
Total		52,110,498

26

(1) Mr. Craig Agranoff holds voting and dispositive control over securities held of record by Grip’d LLC.

(2) The number of shares owned by Mr. Scott, our Chief Financial Officer, includes 1,000,000 shares which are presently outstanding and options to purchase 166,668 shares of our common stock with an exercise price of $0.275 per share and options to purchase 250,001 shares of our common stock with an exercise price of $0.75 per share, but excludes options to purchase an additional 333,332 shares of our common stock exercisable at $0.275 which vest between January 2013 and October 2014 and options to purchase 749,999 shares of our common stock with an exercise price of $0.75 per share which vest between February 2013 and February 2015. The number of shares owned by Mr. Scott excludes securities owned by his wife over which he disclaims beneficial ownership. The number of shares offered includes 1,000,000 shares which are presently outstanding. Mr. Scott is subject to the lock-up agreement described earlier in this prospectus.

(3) The number of shares owned and offering includes shares underlying warrants with an exercise price of $0.25 per share.

(4) Mr. Frank Bzezinski, Trustee, has voting and dispositive control over securities held of record by The Celine Bzezinski Family Trust.

(5) Mr. Donald Brainard holds voting and dispositive control over securities held of record by Brainard Ventures LLC.

(6) Mr. David Cohen holds voting and dispositive control over securities held of record by Eventus Capital, Inc.

(7) Mr. Federico Golcher holds voting and dispositive control over securities held of record by Meganet Uno S.A.

(8) Mr. Peter Blanco holds voting and dispositive control over securities held of record by Peter Blanco, Inc.

(9) Mr. Zain Kahn holds voting and dispositive control over securities held of record b Oz Ventures, LLC.

(10) Mr. Leo Smith, a former executive officer and director of our company, holds voting and dispositive control over securities held of record by Insurance Marketing Solutions LLC.

(11) Ms. Dianne Martini hold voting and dispositive control over securities held of record by Frost Corporate Services, Inc.

(12) Mr. Daniel Hutcheson has voting and dispositive control over securities held of record by Class Act Inc. Profit Sharing Plan.

(13) Dr. David Greenfield, a member of the Advisory Committee to our board of directors, holds voting and dispositive control over securities held of record by Greenfield Family Management Co. LLC.

(14) Mr. Carmona is a member of the Advisory Committee to our board of directors.

(15) Mr. Seto is formerly and executive officer of our company. The number of shares owned includes 400,000 shares underlying a $40,000 principal amount convertible promissory note with a conversion price of $0.10 per share, warrants to purchase 100,000 shares of our common stock with an exercise price of $0.25 per share and 250,000 shares underlying options to purchase shares of our common stock at an exercise price of $0.75 per share. The number of shares offered includes shares underlying warrants with an exercise price of $0.25 per share. Mr. Seto is subject to the lock-up agreement described earlier in this prospectus.

(16) The number of shares owned and offering includes shares underlying warrants with an exercise price of $1.00 per share.

(17) Dr. Gonzalo E. Cortez holds voting and dispositive control over securities held of record by Gonzalo Cortez, D.M.D., P.A.

(18) Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended of the securities held by Cranshire Master Fund, Ltd.

(19) John R. Exley III holds voting and dispositive control over securities held by Acorn Management Partners, L.L.C.

None of the selling security holders are broker-dealers or affiliates of broker-dealers, other than Messrs. Andrew Garbarini, Emilio DiSanluciano and Felix Investments LLC. Mr. Garbarini, an employee of Mediterranean Securities Group, LLC, a broker-dealer and member of FINRA, purchased shares in a private offering for his own account. We do not have any relationship with Mediterranean Securities Group, LLC. Mr. DiSanluciano is an employee of Felix Investments LLC, a broker-dealer and member of FINRA. Thorsdale, Inc., an entity controlled by Mr. DiSanluciano, purchased shares in a private placement for its own account in a private offering in which Felix Investments LLC did not participate. At the time of each of these investments, neither Mr. Garbarini nor Thorsdale, Inc. had any agreement or understanding, directly or indirectly, with any person to distribute those securities. Felix Investments LLC received placement agent warrants for its services in the ordinary course of its business as the placement agent for us in a private offering of our securities.

None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

27

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

At any time after November 7, 2012, the one year anniversary from the date we filed “Form 10” information with the SEC following the reverse merger with SimplePons Operations, the selling security holders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder. The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, including by compliance with Rule 172 under the Securities Act of 1933.

28

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431. Affiliates of Pearlman Schneider LLP are the owners of 210,000 shares of our common stock.

EXPERTS

Our consolidated balance sheet as of December 31, 2011 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from February 7, 2011 (inception) to December 31, 2011 included in this prospectus have been audited by Webb & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

This registration statement on Form S-1, including exhibits, is available over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

29

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.
Condensed Consolidated Balance Sheets at June 30, 2012 (unaudited)
and December 31, 2011	F-2
Condensed Consolidated Statement of Operations for the Three Months Ended
June 30, 2012 and 2011, the Six Months Ended June 30, 2012 and for the
Period from February 7, 2011 (inception) to June 30, 2012 (unaudited)	F-3
Condensed Consolidated Statement of Changes in Stockholders’ Equity/
(Deficit) for the Period from February 7, 2011 (inception) to December 31, 2011
and for the Six Months Ended June 30, 2012 (unaudited)	F-4
Condensed Consolidated Statement of Cash Flows for Six Months Ended June 30, 2012 and for the Period from February
7, 2011 (inception) to June 30, 2011 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6
Report of Webb & Company, P.A.	F-12
Consolidated Balance Sheet at December 31, 2011	F-13
Consolidated Statement of Operations for the period from February 7,
2011 (inception) to December 31, 2011	F-14
Consolidated Statement of Changes in Stockholders’ Equity
for the Period from February 7, 2011 (inception) to December 31, 2011	F-15
Consolidated Statement of Cash Flows for the Period from February
7, 2011 (inception) to December 31, 2011	F-16
Notes to Consolidated Financial Statements	F-17

F-1

SIMPLEPONS, INC AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2012	December 31, 2011
CURRENT ASSETS	(Unaudited)

Cash	$17,155	$120,768
Accounts receivable, net	—	820
Inventory, net	—	28,753
Prepaid expenses and other current assets	220,579	362,138
Deposit	9,282	9,494
TOTAL CURRENTS ASSETS	247,016	521,973

TOTAL PROPERTY AND EQUIPMENT, NET	16,716	12,690

OTHER ASSETS
Website, net	124,548	106,311
Prepaid expenses	18,750	93,750
Trademarks	1,475	825
TOTAL OTHER ASSETS	144,773	200,886

TOTAL ASSETS	$408,505	$735,549

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$164,145	$65,591
Accrued salary officers	242,537	92,339
Liquidated damages	14,800	—
Convertible note payable - related party	40,000	—
TOTAL LIABILITIES	461,482	157,930

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY / (DEFICIT)
Preferred stock, $.01 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 79,570,870 and 77,140,870 shares issued and outstanding, respectively as of June 30, 2012 and December 31, 2011	795,709	771,409
Additional paid in capital	1,411,444	637,800
Accumulated deficit	(2,260,130)	(831,590)
TOTAL STOCKHOLDERS’ EQUITY / (DEFICIT)	(52,977)	577,619

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$408,505	$735,549

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

F-2

SIMPLEPONS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

THE SIX MONTHS ENDED JUNE 30, 2012 AND

FOR THE PERIOD FROM FEBRUARY 7, 2011 (INCEPTION) TO JUNE 30, 2011

(UNAUDITED)

	For the three months ended June 30, 2012	For the three months ended June 30, 2011	For the six months ended June 30, 2012	For the Period Ended February 7, 2011 (Inception) to June 30, 2011

Net Revenue	$8,406	$—	$18,629	$—
Cost of goods sold	13,757	—	15,260	—

Gross Profit / (Loss)	(5,351)	—	3,369	—

OPERATING EXPENSES

Salary expense	252,781	45,400	552,964	45,777
Consulting	91,184	31,250	225,794	81,250
Selling, general and administrative	354,646	3,645	565,632	16,145
Legal and professional	21,942	3,975	47,502	23,975
Depreciation and amortization	13,161	30	24,538	30
Total Operating Expenses	733,714	84,300	1,416,430	167,177

Net loss from operations	(739,065)	(84,300)	(1,413,061)	(167,177)

Other income / (expenses)
Liquidated damages	(14,800)	—	(14,800)	—
Interest income	—	13	14	27
Interest expense	(399)	(294)	(693)	—
Total other income / (expeneses)	(15,199)	(281)	(15,479)	27

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(754,264)	(84,581)	(1,428,540)	(167,150)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(754,264)	$(84,581)	$(1,428,540)	$(167,150)

Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Weighted average number of shares outstanding during the period - basic and diluted	79,010,430	24,613,516	78,354,222	23,674,375

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

F-3

SIMPLEPONS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY / (DEFICIT)

FOR THE PERIOD FROM FEBRUARY 7, 2011 (INCEPTION) TO DECEMBER 31, 2011 AND THE SIX MONTHS ENDED JUNE 30, 2012

(UNAUDITED)

	Preferred stock		Common stock		Additional
	Shares	Amount	Shares	Amount	paid in capital	Accumulated deficit	Total

February 7 , 2011 (Inception)	—	$—	—	$—	$—	$—	$—

Common stock sold to founders ($.000125)	—	—	40,000,000	400,000	(395,000)	—	5,000

Sale of common stock ($.0025)	—	—	1,000,000	10,000	(7,500)	—	2,500
				—
Sale of common stock ($.00125)	—	—	2,000,000	20,000	(17,500)	—	2,500
				—
Common stock issued for professional fees ($.05 per share)	—	—	1,400,000	14,000	56,000	—	70,000
				—
Private placement of common stock ($.05 per share), net of fees of $11,783	—	—	20,010,000	200,100	788,617	—	988,717
				—
Private placement of common stock ($.25 per share)	—	—	200,000	2,000	48,000	—	50,000

Common stock issued for consulting services ($.05 per share)	—	—	10,000,000	100,000	400,000	—	500,000
				—
Common stock to be issued for Website development ($.05 per share)	—	—	500,000	5,000	20,000	—	25,000

Stock option expense	—	—	—	—	17,183	—	17,183

Reverse Merger	—	—	2,030,870	20,309	(272,000)	—	(251,691)

Net loss for the period February 7, 2011 (Inception) to December 31, 2011	—	—	—	—	—	(831,590)	(831,590)

Balance December31, 2011	—	—	77,140,870	771,409	637,800	(831,590)	577,619

Private placement of common stock ($.50 per share)	—	—	450,000	4,500	220,500	—	225,000

Private placement of common stock ($.25 per share),
net of fees of $86,126	—	—	1,480,000	14,800	269,074	—	283,874

Common stock issued for services ($.25 per share),			500,000	5,000	120,000	—	125,000

Stock option expense	—	—	—	—	164,070	—	164,070

Net loss for the period ended June 30, 2012	—	—	—	—	—	(1,428,540)	(1,428,540)

Balance June 30, 2012 (UNAUDITED)	—	—	79,570,870	$795,709	$1,411,444	$(2,260,130)	$(52,977)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

F-4

SIMPLEPONS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND

FOR THE PERIOD FROM FEBRUARY 7, 2011 (INCEPTION) TO JUNE 30, 2011

(UNAUDITED)

	For the six months ended June 30, 2012	For the Period Ended February 7, 2011 (Inception) to June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,428,540)	$(167,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	24,538	6,250
Impairment of inventory	12,492	—
Stock compensation	275,000	80,156
Stock option expense	164,070	—
Changes in operating assets and liabilities:
Increase in accounts receivable	820	—
Increase in inventory	16,261	—
Increase in prepaid expenses and other assets	66,559	(50,550)
Increase in deposits	212	—
Increase in liquidated damages	14,800	—
Increase in accounts payable and accrued expenses	92,008	7,176
Increase in accrued salaries	156,743	37,500
Net Cash Used In Operating Activities	(605,037)	(86,618)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of trademarks	(650)	(825)
Development of website	(40,820)	(32,500)
Purchase of property and equipment	(5,980)	(1,081)
Net Cash Used In Investing Activities	(47,450)	(34,406)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Note payable - related party	40,000	—
Sale of common stock, net of offering costs	508,874	481,703
Net Cash Provided by Financing Activities	548,874	481,703

NET INCREASE/(DECREASE) IN CASH	(103,613)	360,679

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	120,768	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$17,155	$360,679

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for consulting fees	$—	$200,000
Common stock issued for website development	$—	$25,000

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

F-5

SIMPLEPONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2012

(UNAUDITED)

1.	Organization, Basis of Presentation and Nature of Operations

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information necessary for a comprehensive presentation of financial position and results of operations. The interim results for the period ended June 30, 2012 are not necessarily indicative of results for the full fiscal year. It is management’s opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.

Simplepons, Inc. is a Delaware Corporation formed on February 7, 2011. IFLI Acquisition Corp., formerly International Fight League, Inc. (“IFLI”) was incorporated in the State of Delaware on May 8, 1992. On November 1, 2011 we closed on a share exchange agreement with IFLI Acquisition Corp. and exchanged all of our outstanding shares for 37,455,000 shares of IFLI Acquisition Corp, Inc. and warrants equal to and on the same terms as those outstanding at the date of the merger. Simplepons, Inc. was the accounting acquirer and IFLI Acquisition Corp. was the accounting acquiree in the transaction that was treated as a reverse merger and recapitalization. As part of the exchange agreement, IFLI Acquisition Corp. purchased 1,012,353 shares of common stock from the principal stockholder for $335,000 and assumed net assets of $83,309 resulting in a charge to equity upon recapitalization of $251,691. The Company is deemed to have issued 2,030,870 common shares to the original shareholders of IFLI. Following the purchase, the shares were cancelled. Upon closing of the reverse merger, IFLI Acquisition Corp. was renamed Simplepons, Inc. and Simplepons, Inc. was renamed Simplepons Operations, Inc. Simplepons, Inc. and Simplepons Operations, Inc. are hereafter referred to as the “Company”. At closing, Company’s stockholders owned approximately 97% of IFLI outstanding common stock, giving effect to the stock repurchase.

The accompanying consolidated financial statements include the accounts of Simplepons, Inc. and its wholly owned subsidiary Simplepons Operations, Inc. for the three and six months ended June 30, 2012, for the three months ended June 30, 2011 and the period from February 7, 2011 (inception) to June 30, 2011. All intercompany accounts have been eliminated in the consolidation.

The Company is in the business of mobile coupon subscriptions that solves the problem of leaving your coupons at home. Their cost effective platform is designed for businesses to connect with new and existing customers.

F-6

2.	Summary of Significant Accounting Principles

(A) Going Concern

As reflected in the accompanying unaudited condensed consolidated financial statement for the period ended June 30, 2012 has a net loss of $1,428,540 and used cash in operations of $605,037. These factors raise substantial doubt about the Com pany’s ability to continue as a going concern. In addition there is a working capital deficiency of $214,466 and a stockholders’ deficit of $52,977 as of June 30, 2012.

The Company’s continued existence is dependent upon its ability to raise capital and to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide for the opportunity for the Company to continue as a going concern.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

The most significant estimates include the valuation of stock based compensation, amortization period for intangible assets and deferred tax valuation allowance.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company at times has cash in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. At December 31, 2011 and June 30, 2012 the Company had no balances that exceeded FDIC insurance limits.

(D) Inventories

The Company’s inventories consist entirely of purchased finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis. During the six months ended June 30, 2012, the Company recorded an impairment of inventory in the amount of $12,492 which is also included in the cost of goods sold..

(E) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for computer equipment and a three year life for software.

(F) Impairment

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification No. 360, Property, Plant and Equipment , the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized.

Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

(G) Website Development

The Company has adopted the provisions of FASB Accounting Standards Codification No. 350 Intangible-Goodwill and Other . Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated three year life of the asset. During the six months ended June 30, 2012 and as of December 31, 2011, the Company incurred $40,820 and $114,612 in website development costs, respectively. The website was placed into service on September 30, 2011. Amortization for the period ended June 30, 2012 was $22,584.

(H) Stock-Based Compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification No. 718, Compensation - Stock Compensation . Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options, restricted share plans, performance based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees. In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I) Loss Per Share

Basic and diluted net (loss) per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, Earnings Per Share.” As of June 30, 2012 there were 8,150,000 options, 21,473,705 warrants and 400,000 common shares issuable upon conversion of convertible notes payable outstanding whose effect was anti-dilutive and not included in diluted net loss per share for the three and six months ended June 30, 2012. As of June 30, 2011 there were 50,000 warrants outstanding whose effect was anti-dilutive and not included in diluted net loss per share for the three months ended June 30, 2011 and the period February 7, 2011 to June 30, 2011. The options and warrants may dilute future earnings per share.

(J) Fair Value of Financial Instruments

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). For certain of our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for convertible notes payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same .

ASC Topic 820 provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC Topic 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

(L) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(M) Revenue Recognition

The Company recognizes revenue in accordance with FASB Accounting Standards Codification No. 605, Revenue Recognition. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, Delivery has occurred and collectability is reasonably assured. This criteria is met when the deal books are delivered to our customers and collectability is reasonably assured. We record these sales net of any discounts provided to our customers.

(N) Concentrations

During the three and six months ended June 30, 2012 the Company had one customer who represented 15% of sales. There were no sales during the comparable periods in 2011.

(O) Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

(P) Recent Accounting Pronouncements

In December 2011, FASB issued Accounting Standards Update 2011-11, Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity’s balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1 2013. The update only requires additional disclosures, as such, we do not expect that the adoption of this standard will have a material impact on our results of operations, cash flows or financial condition.

F-7

3.	Property and Equipment

At June 30, 2012 and December 31, 2011 property and equipment consisted of the following:

	June 30,	December 31,
	2012	2011
	(Unaudited)
Computers and equipment	$19,448	$16,468
Accumulated depreciation	(2,732)	(778)
Balance	$16,716	$12,690

Depreciation expense for three and six months ended June 30, 2012, the three months ended June 30, 2011 and the period from February 7, 2011 to June 30, 2011 was $1,040 ,$1,954, $30 and $30 respectively.

4.	Convertible Note Payable -Related Party

On January 24, 2012, the Company entered into a 4% convertible promissory note with its Chief Operating Officer in the amount of $40,000. The note is due on January 24, 2013 prior to the maturity date, the Company has the option to convert the principle and accrued interest into shares of the Company’s common stock at $0.10 per share. The fair value of the conversion was equal to the Company’s stock price on the date of issuance and no beneficial conversion was recorded. Interest expense for the three and six months ended June 30, 2012 amount to $399 and $693.

5.	Liquidated Damages

Pursuant to the Company’s private placement completed during the six months ended June 30, 2012 in the gross amount of $370,000, as of June 30, 2012 purchasers under the private placement (the “Holders”) are entitled to liquidated damages if a registration statement covering the resale of the 1,480,000 shares of common stock sold under the private placement (the “Registrable Securities”) is not filed within 60 days of the termination date of the private placement on May 15, 2012 and declared effective within 150 days of the termination date. The Company shall make pro rata payments to each Holder, in an amount equal to 1.0% of the aggregate amount invested by such Holder (based upon the number of Registrable Securities then owned by such Holder) for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been filed or effective (the “Blackout Period”). Such payments can be made in cash or shares of common stock with the fair market value on the date of issuance and shall constitute the Holder’s exclusive monetary remedy for such events, but shall not affect the right of the Holder to seek injunctive relief. The amounts payable as liquidated damages shall be paid monthly within ten (10) business days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period. Such payments shall be made to each holder at the sole option of the Company in either cash or shares of Common Stock. As of August 14, 2012, the Company has not filed the required registration statement. As of June 30, 2012, the Company recorded liquidated damages of $14,800.

F-8

6.	Related Party Transactions

On November 16, 2011, the Company entered into a new five year employment agreements with its President and Vice President which superseded their prior agreements with our subsidiary, SimplePons Operations, Inc. Under the terms of these agreements, the Company agreed to pay each of them an annual salary of $100,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $125,000, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $150,000. Each executive is also entitled to an annual bonus of at the discretion of our board of directors. Each of these executive officers is also entitled to participate in all benefit programs we offer our employees. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. Each employee’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested. As of June 30, 2012 accrued salaries including payroll taxes are $168,804.

On November 16, 2011, the Company entered into a new five-year employment agreement with its Chief Financial Officer, which is effective November 16, 2011. Under the terms of this agreement, we agreed to pay our Chief Financial Officer an annual salary of $70,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $87,500, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $109,375. He is also entitled to an annual bonus of at the discretion of our board of directors. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. Each employee’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested. As of June 30, 2012, accrued salary including payroll taxes was $41,714. On February 8, 2012, the Company issued its Chief Financial Officer an additional grant of options to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.75 per share, which vest quarterly over three-years beginning on February 8, 2012.

On January 20, 2012, the Company entered into a three-year employment with our new Chief Operating Officer. Under the terms of this agreement, the Company agreed to pay our Chief Operating Officer an annual salary of $150,000. As additional compensation, the Company granted options to purchase an aggregate of 3,000,000 shares of our common stock at an exercise price of $0.75 per share, which vest quarterly over three-year beginning on August 1, 2012. Our Chief Operating Officer may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all vested options remain exercisable through the original terms of the options. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause. If we terminate him without cause within six months from the date of the agreement, he is not entitled to any compensation and all granted but unvested options immediately terminate. In the event we should terminate him without cause after the six-month anniversary of the employment agreement, he is entitled to payment of his then base salary and bonus through the date of termination together with three months’ salary payable in a lump sum on the date of termination and all vested options remain exercisable through the original option term. As of June 30, 2012 accrued salaries including payroll taxes was $50,319.

On January 24, 2012, the Company entered into a 4% convertible promissory note with its Chief Operating Officer in the amount of $40,000. The note is due on January 24, 2013 prior to the maturity date, the Company has the option to convert the principal and accrued interest into shares of the Company’s common stock at $0.10 per share. The fair value of the conversion was equal to the Company’s stock price on the date of issuance and no beneficial conversion was recorded. Interest expense for the three and six months ended June 30, 2012 amount to $399 and $693.

F-9

7.	Stockholders’ Equity

(A) Authorized Shares

The Company is authorized to issue 400,000,000 shares of common stock, par value $.01 per shares and 5,000,000 shares of preferred stock, par value $.01 per share with rights and preferences to be determined by the Board of Directors.

(B) Sales of Common Stock

On January 20, 2012, the Company issued 450,000 Units of its securities in a private placement to two accredited investors. The price of these Units was $0.50 per unit. Each Unit consists of one share of common stock and one three year Series C Warrant. Each Series C Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share. Upon 30 days’ notice, we have the right to call the warrants at $0.0001 per warrant if our stock is currently quoted for trading in the over the counter market, the closing price of our common stock is $.50 or more for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying the Series C Warrants. We received proceeds of $225,000.

During the six months ended June 30, 2012 the Company issued 1,480,000 shares of common stock in a private placement to six accredited investors. The price of the common stock was $0.25 per share. Pursuant to the placement agent the agreement the Company issued warrants to purchase 148,000 shares of common stock at a price a $.25 to the placement agent and paid a 10% commission as well as a 2% expense allowance and legal and professional fees of $86,126. The Company received net proceeds of $283,874.

(C) Common Stock Issued for Services

In May 2011, the Company issued 4,000,000 shares of common stock valued at $200,000 ($0.05 per share) based on contemporaneous stock sales and $50,000 cash to a consultant for management consulting, business advisory, strategic planning and public relations. On August 26, 2011 the Company amended to agreement and agreed to pay the consultant an additional $50,000 for services under this agreement. On February 3, 2012, the Company agreed to amend a May 18, 2011 consulting agreement to pay the consultant an additional $30,000 upon receipt of additional funding. The term of the agreement is for one year and expires on May 17, 2012. For the period February 7, 2011(Inception) to June 30, 2012 the Company has expensed a total of $330,000 as of June 30, 2012. Expense for the three and six months ended June 30, 2012 amounted to $53,684 and $150,794.

In August 2011, the Company issued 4,000,000 shares of common stock valued at $200,000 ($0.05 per share) based on contemporaneous stock sales to a consultant for a variety of services to the Company, including industry analysis, identifying and introducing potential strategic partners to the Company, evaluations of competitors and development of strategies to increase the Company’s competitiveness and advice on effective management of relationships with investment banking firms. The term of the agreement is for two years and expires on August 15, 2013. For the period February 7, 2011(Inception) to June 30, 2012 the Company has expensed a total of $87,500 and recorded a prepaid expense of $112,500 as of June 30, 2012. Expense for the three and six months ended June 30, 2012 amounted to $25,000 and $50,000.

In August 2011, the Company issued 2,000,000 shares of common stock valued at $100,000 ($0.05 per share) based on contemporaneous stock sales to a consultant for a variety of services to the Company, including industry analysis, identifying and introducing potential strategic partners to the Company, evaluations of competitors and development of strategies to increase the Company’s competitiveness and advice on effective management of relationships with investment banking firms. The term of the agreement is for two years and expires on August 15, 2013. For the period February 7, 2011(Inception) to June 30, 2012 the Company has expensed a total of $43,750 and recorded a prepaid expense of $56,250 as of June 30, 2012. Expense for the three and six months ended June 30, 2012 amounted to $12,500 and $25,000.

On February 15, 2012, the Company engaged an investment banking firm to serve as our exclusive financial advisor. Under the terms of the one year agreement, the investment banker will provide the Company with financial advisory and investment banking services for an annual fee of $60,000. The Company has agreed to reimburse the investment banking firm for its expenses incurred in connection with the engagement and to pay it certain additional transactional fees. The Company has also granted the investment bank firm the right to serve as our investment banker for any private or public offering of our securities and in certain other transactions, upon such terms as the parties may mutually agree. As of June 30, 2012 accrued investment banking fees amounted to $22,500.

In June 2012, the Company issued 500,000 shares of common stock valued at $125,000 ($0.25 per share) based on contemporaneous stock sales to a consultant for investor relations. All shared were considered earned upon receipt. Subsequent to June 30, 2012 the contract was cancelled and the parties agreed to cancel 200,000 shares of common stock. Expense for the three and six months ended June 30, 2012 amounted to $125,000 and $125,000.

(D) Stock Options

On November 1, 2011, the Company granted a total of 4,100,000 stock options to employees and officers including 2,500,000 options to Officers. The option vest quarterly over a period of three years and have an exercise price of $0.275 per share. The Options were valued using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield of 0%, annual volatility of 87%, risk free interest rate of .87%, and expected life of 4 years. For the three and six months ended June 30, 2012 the Company expensed $19,548 and $45,324 as the fair value.

During the three and six months ended June 30, 2012 , the Company granted a total of 4,300,000 stock options to employees and officers including 4,000,000 options to officers. The option vest quarterly over a period of three years and have an exercise price of $0.75 per share. The options were valued at $539,177 using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield of 0%, annual comparative companies volatility due to the stock being thinly traded of 87%, risk free interest rate of .87%, and expected life of 4 years using the simplified method. For the three and six months ended June 30, 2012 the Company expensed $42,652 and $106,630.

On April 30, 2012, the Company hired a Director of Engineering. Under the terms of the employment offer letter agreement, the Director of Engineering receives an annual salary of $115,000 and will be eligible to participate in our existing benefit programs. As additional compensation, we granted options to purchase 800,000 shares of our common stock with an exercise price of $0.45 per share that vest quarterly in arrears over three years. Employment is terminable by either party at any time, with or without cause. The option vest quarterly over a period of three years and have an exercise price of $0.45 per share. The options were valued at $118,640 using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield of 0%, annual comparative companies volatility due to the stock being thinly traded of 101%, risk free interest rate of .39%, and expected life of four years using the simplified method. For the three and six months ended June 30, 2012 the Company expensed $12,116 and $12,116.

		Weighted Avg. Exercise
Options:	Shares	Price
Balance, December 31, 2011	4,100,000	$.75
Granted	5,100,000	0.70
Exercised	—	—
Expired	(1,050,000)	$.275
Balance at June 30, 2012	8,150,000	$.53

Options exercisable at June 30, 2012	1,353,205	$.35

The following table summarizes information about options for the Company as of June 30, 2012:

	2012 Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at June 30, 2012	Weighted Average Remaining Contractual	Weighted Average Exercise Price	Number Exercisable at June 30, 2012	Weighted Average Exercise Price
$.275	3,350,000	4.34	$.275	1,152,784	$.275
$.45	800,000	4.8	$.45	—	$—
$.75	4,000,000	4.58	$.75	200,422	$.75

F-10

8.	Warrants

The following tables summarize all warrant grants for the six months ended June 30, 2012, and the related changes during this period.

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants
Balance at December 31, 2011	20,879,412	$.89
Granted	598,000	0.44
Exercised	—	—
Expired	(3,706)	250.00
Balance at June 30, 2012	21,473,705	$.88
Warrants Exercisable at June 30 , 2012	21,473,705	.88

In connection with a private placement in 2007, the Company issued 13,976,180 warrants with an exercise price of $1.05 that expires on August 6, 2012. The exercise price and number of warrant shares issuable upon exercise of the warrants are subject to adjustment from time to time for stock dividends and splits and fundamental transactions, which include a merger or consolidation or any sale of all or substantially all of the Company’s assets, any tender offer or exchange offer is completed pursuant to which holders of the Company’s common stock are permitted to tender or exchange their shares for other securities, cash or property, or any reclassification of the Company’s common stock or any compulsory share exchange pursuant to which the Company’s common stock is effectively converted into or exchanged for other securities, cash or property. The warrants also contain a cashless exercise provision. In the case of a fundamental transaction, the warrant holders will be entitled to rights equivalent to the common shareholders as if the warrant shares were issued immediately prior to the fundamental transaction. The investor warrants also provide that if the Company offers or sells stock in a subsequent equity sale at a price below the warrant exercise price then in effect, then the number of warrant shares issuable will be increased such that the aggregate exercise price of the warrants, after taking into account an equivalent price decrease, shall be equal to the aggregate exercise price prior to such adjustment (“reset provision”). Under ASC 815-40-15, the Company is required to account for warrants with reset provisions when the following three items are present (1) one or more underlying amounts or payments are required (2) no initial net investment or an initial net investment that is smaller than would be required for other types of contracts (3) its terms require or permit net settlement, it can be readily settled net by means outside the contract or it provides for delivery of an asset that puts the recipient in a position not substantially different from the net settlement. ASC 815-40-15 further defines the requirement that the assets are readily convertible to cash. Due to the lack of a public market for the Company’s securities, the Company determined that the warrants were not readily convertible to cash and therefore no derivative liability has been recorded. As of June 30, 2012, the total warrants outstanding have reset to 681,140 shares with an exercise price of $19.52 per share.

9.	Subsequent Events

Subsequent to June 30, 2012, the Company issued Units of its securities in a private placement to accredited investors. The price of these units was $0.10 per unit. Each unit consists of one share of common stock and one three year Series D Warrant. Each Series D Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 per share. We received gross proceeds of $255,000.

On July 23, 2012 the Company issued 900,000 shares of common stock valued at $90,000, ($0.10 per share) based on contemporaneous stock sales to a consultant, as compensation for services to be rendered to it under the terms of a three year Advisory Agreement.

On August 1, 2012 the Company entered into an three year Advisory Agreement with Dr. David Greenfield pursuant to which it engaged him to provide various advisory services to us including, (i) brand advisory services to evaluate existing practices or establish new processes, (ii) corporate and product brand identity strategy development, (iii) corporate positioning, (iv) brand architecture analysis and system development, (v) advertising strategy development, (vi) creative and strategic resource identification and management, and (vii) new business support, as well as such additional related services as we may request from time to time. As compensation for these services, the Company issued him 450,000 shares of its common stock valued at $45,000.

On August 6, 2012 the Company entered into an Investor Relations and Consulting Agreement with Acorn Management Partners, L.L.C. Under the terms of this six-month agreement, the Company engaged the firm to provide various consulting services to it and as compensation agreed to issue the firm and its designee an aggregate of 600,000 shares of our common stock valued at $60,000 ($.10 per share) based on contemporaneous stock sales and to reimburse the firm for its out of pocket expenses. After 90 days, the agreement may be terminated by the Compay, in its sole discretion, upon seven days notice; however, in the event the Company should terminate it is not entitled to a refund of any of the compensation. The Company also granted the consultant piggy-back registration rights for the shares issued as compensation.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

SimplePons, Inc.

We have audited the accompanying consolidated balance sheet of SimplePons, Inc. and Subsidiary (the “Company”) as of December 31, 2011 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from February 7, 2011 (Inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of SimplePons, Inc. as of December 31, 2011 and the results of its operations and its cash flows for the period from February 7, 2011 (Inception) to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, for the period from February 7, 2011 (Inception) to December 31, 2011, the Company has a net loss of $831,590 and a negative cash flow from operations of $489,045. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 WEBB & COMPANY, P.A.

Certified Public Accountants

Boynton Beach, Florida

March 26, 2012

1500 Gateway Boulevard, Suite 202 Boynton Beach, FL 33426

Telephone: (561) 752-1721 Fax: (561) 734-8562

www.cpawebb.com

F-12

SIMPLEPONS, INC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2011

ASSETS

CURRENT ASSETS	2011
Cash	$120,768
Accounts receivable	820
Inventory	28,753
Prepaid expenses and other current assets	362,138
Deposit	9,494
TOTAL CURRENTS ASSETS	521,973

TOTAL PROPERTY AND EQUIPMENT, NET	12,690

OTHER ASSETS
Website, net	106,311
Prepaid expenses	93,750
Trademarks, net	825
TOTAL OTHER ASSETS	200,886

TOTAL ASSETS	$735,549

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$65,591
Accrued salary officers	92,339
TOTAL LIABILITIES	157,930

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 77,140,870 shares issued and outstanding	771,409
Additional paid in capital	637,800
Accumulated deficit	(831,590)
TOTAL STOCKHOLDERS' EQUITY	577,619

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$735,549

See Accompanying Notes to Consolidated Financial Statements

F-13

SIMPLEPONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 7, 2011 (INCEPTION) TO DECEMBER 31, 2011

For the period from February 7, 2011 (Inception) to December 31, 2011

Revenue, net	$6,641
Cost of goods sold	934
Gross Profit	5,707

OPERATING EXPENSES

Salary expense	340,405
Consulting	288,206
Selling, general and administrative	121,459
Legal and professional	78,663
Depreciation	9,078
Total Operating Expenses	837,811

Net loss from operations	(832,104)

Interest income	514

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(831,590)

PROVISION FOR INCOME TAXES	—

NET LOSS	$(831,590)

Net loss per share - basic and diluted	$(0.01)

Weighted average number of shares outstanding during the period - basic and diluted	59,340,343

See Accompanying Notes to Consolidated Financial Statements

F-14

SIMPLEPONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM FEBRUARY 7, 2011 (INCEPTION) TO DECEMBER 31, 2011

	Preferred stock		Common stock		Additional
	Shares	Amount	Shares	Amount	paid in capital	Accumulated deficit	Total

February 7 , 2011 (Inception)	—	$—	—	$—	$—	$—	$—

Common stock sold to founders ($.000125)	—	—	40,000,000	400,000	(395,000)	—	5,000

Sale of common stock ($.0025)	—	—	1,000,000	10,000	(7,500)	—	2,500
				—
Sale of common stock ($.00125)	—	—	2,000,000	20,000	(17,500)	—	2,500
				—
Common stock issued for professional fees ($.05 per share)	—	—	1,400,000	14,000	56,000	—	70,000
				—
Private placement of common stock ($.05 per share), net of fees of $11,783	—	—	20,010,000	200,100	788,617	—	988,717
				—
Private placement of common stock ($.25 per share)	—	—	200,000	2,000	48,000	—	50,000

Common stock issued for consulting services ($.05 per share)	—	—	10,000,000	100,000	400,000	—	500,000
				—
Common stock to be issued for Website development ($.05 per share)	—	—	500,000	5,000	20,000	—	25,000

Stock option expense	—	—	—	—	17,183	—	17,183

Recapitalization	—	—	2,030,870	20,309	(272,000)	—	(251,691)

Net loss for the period February 7, 2011 (Inception) to December 31, 2011	—	—	—	—	—	(831,590)	(831,590)

Balance December 31, 2011	—	$—	77,140,870	$771,409	$637,800	$(831,590)	$577,619

See Accompanying Notes to Consolidated Financial Statements

F-15

SIMPLEPONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 7, 2011 (INCEPTION) TO DECEMBER 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:	For the period from February 7, 2011 (Inception) to December 31, 2011

Net loss	$(831,590)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	9,079
Stock compensation	251,250
Stock option expense	17,183
Changes in operating assets and liabilities:
Increase in accounts receivable	(820)
Increase in inventory	(28,753)
Increase in prepaid expenses and other assets	(53,830)
Increase in deposits	(9,494)
Increase in accounts payable	59,439
Increase in accrued expenses	12,697
Increase in accrued salaries	85,794
Net Cash Used In Operating Activities	(489,045)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of trademarks	(825)
Development of website	(89,612)
Purchase of property and equipment	(13,468)
Net Cash Used In Investing Activities	(103,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment pursuant to recapitalization	(335,000)
Sale of common stock, net of offering costs	1,048,718
Net Cash Provided by Investing Activities	713,718

NET INCREASE IN CASH	120,768

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$120,768

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—
Cash paid for taxes	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for consulting fees	$500,000
Common stock issued for website development	$25,000
Common stock issued for prepaid insurance	$83,308

See Accompanying Notes to Consolidated Financial Statements

F-16

SIMPLEPONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

1.	Organization, Basis of Presentation and Nature of Operations

Simplepons, Inc. is a Delaware Corporation formed on February 7, 2011. IFLI Acquisition Corp., formerly International Fight League, Inc. (“IFLI”) was incorporated in the State of Delaware on May 8, 1992. On November 1, 2011 we closed on a share exchange agreement with IFLI Acquisition Corp. and exchanged all of our outstanding shares for 37,455,000 shares of IFLI Acquisition Corp, Inc. and warrants equal to and on the sames terms as those outstanding at the date of the merger. Simplepons, Inc. was the accounting acquirer and IFLI Acquisition Corp. was the accounting acquiree in the transaction that was treated as a reverse merger and recapitalization. As part of the exchange agreement, IFLI Acquisition Corp. purchased 1,012,353 shares of common stock from the principal stockholder for $335,000 and assumed net assets of $83,309 resulting in a charge to equity upon recapitalization of $251,691. The Company is deemed to have issued 2,030,870 common shares to the original shareholders of IFLI. Following the purchase, the shares were cancelled. Upon closing of the reverse merger, IFLI Acquisition Corp. was renamed Simplepons, Inc. and Simplepons, Inc. was renamed Simplepons Operating, Inc. Simplepons, Inc. and Simplepons Operating, Inc. are hereafter referred to as the “Company”. At closing, Company’s stockholders will own approximately 97% of IFLI outstanding common stock, giving effect to the stock repurchase.

The Company is in the business of mobile coupon subscriptions that solves the problem of leaving your coupons at home. Their cost effective platform is designed for businesses to connect with new and existing customers.

2.	Summary of Significant Accounting Principles

(A) Going Concern

As reflected in the accompanying consolidated financial statements, for the period February 7, 2011(Inception) to December 31, 2011 the Company has a net loss of $831,590 and used cash in operations of $489,045. These factors raise substantial doubt about the Company’s ability to continue as a going concern

The Company’s continued existence is dependent upon its ability to raise capital and to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide for the opportunity for the Company to continue as a going concern.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

The most significant estimates include the valuation of stock based compensation, amortization period for intangible assets and deferred tax valuation allowance.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company at times has cash in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. At December 31, 2011 the Company had no balances that exceeded FDIC insurance limits.

(D) Inventories

The Company’s inventories consist entirely of purchased finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

(E) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for computer equipment and a three year life for software.

(F) Impairment

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized.

Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There was no impairment losses recorded during the period ended December 31, 2011.
SIMPLEPONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011
(G) Website Development

The Company has adopted the provisions of FASB Accounting Standards Codification No. 350 Intangible-Goodwill and Other. Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated three year life of the asset. During the period February 7, 2011(Inception) to December 31, 2011, the Company incurred $114,612 in website development costs. The website was put into service on September 30, 2011. Amortization for the period February 7, 2011(Inception) to December 31, 2011 was $8,301.

(H) Stock-Based Compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation. Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options, restricted share plans, performance based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees. In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I) Loss Per Share

Basic and diluted net (loss) per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share.” As of December 31, 2011 there were 25,379,412 options, warrants and shares issuable upon conversion of notes payable outstanding, whose effect was anti-dilutive and not included in diluted net loss per share. The options and warrants may dilute future earnings per share.

(J) Fair Value of Financial Instruments

The carrying amounts of the Company’s accounts payable and accrued expenses related approximate fair value due to the relatively short period to maturity for these instruments.

(K) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s income tax expense differs from the “expected” tax expense for federal income tax purpose by applying the Federal & State blended rate of 37.63% as follows:

December 31, 2011

Expected income tax benefit (expense) at the statutory rate of 37.63%	$(313,003)
Tax effect of expenses that are not deductible for income tax purposes	102,906
Change in valuation allowance	210,097

Provision for income taxes	$—

The components of deferred income taxes are as follows:
2011

Deferred income tax asset:
Net operating loss carryforwards	$210,097
Valuation allowance	(210,097)
Deferred income taxes	$—

As of December 31, 2011, the Company has a net operating loss carry forward of approximately $558,321 available to offset future taxable income through 2031.  This results in deferred tax assets of approximately $210,097 as of December 31, 2011. The valuation allowance at December 31, 2011 was approximately $210,097. The change in the valuation allowance for the period February 7, 2011(Inception) to December 31, 2011 was an increase of $210,097.

The Company’s federal income tax return for the year ended December 31, 2011 is subject to examination by the Internal Revenue Service.

(L) Business Segments

The Company operates in one segment and therefore segment information is not presented.
SIMPLEPONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011
(M) Revenue Recognition

The Company recognizes revenue in accordance with FASB Accounting Standards Codification No. 605, Revenue Recognition. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, Delivery has occurred and collectability is reasonably assured. This criteria is met when the deal books are delivered to our customers and collectability is reasonably assured. We record these sales net of any discounts provided to our customers.

(N) Concentrations

During the year ended December 31, 2011 the Company had four customers who represented 33%, 20%, 16% and 12% of sales and one customer that represented 100% of accounts receivable at December 31, 2011.

(O) Recent Accounting Pronouncements

In June, 2011, the FASB issued ASU No. 2011-05, which amends ASC Topic 220, Comprehensive Income. Under the amendment, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively.

Additionally, the FASB issued a second amendment to ASC Topic 220 in December 2011, ASU No. 2011-12, which allows companies the ability to defer certain aspects of ASU 2011-05. For public entities, these amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The amendments do not require any transition disclosures.

On September 15, 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other, which simplifies how an entity is required to test goodwill for impairment. This ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted.

F-17

3.	Property and Equipment

At December 31, 2011 property and equipment consisted of the following:

Computer equipment	$13,468
Less accumulated depreciation	(778)

$12,690

Depreciation expense for the period February 7, 2011(Inception) to December 31, 2011 was $778.

4.	Commitments and Contingencies

Employment Agreements

Effective February 15, 2011, the Company entered into employment agreements with its President and Vice President. The employment agreements each provided for a term of five years. Pursuant to the terms of the employment agreements, each of these executive officers will receive an annual salary during the first and second years of the term of the employment agreement of $50,000, which is increased to $75,000 per year in the third year of the term, to $100,000 per year in the fourth year of the term and to $150,000 per year in the final year of the term of the agreement.  The agreement will terminate upon the death or disability of the officers.  In addition, the agreement may be terminated by either party without cause or by the Company for cause.  Upon the termination of the agreement, the officers are not entitled to any severance payments and the Company is only obligated to compensate the officer through the date of termination.  If the Company should terminate the agreement without cause, the non-compete provisions of the agreement terminate.

On November 16, 2011, the Company entered into a new five year employment agreements with its President and Vice President which superseded their prior agreements with our subsidiary, SimplePons, Inc. Under the terms of these agreements, the Company agreed to pay each of them an annual salary of $100,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $125,000, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $150,000. Each executive is also entitled to an annual bonus of at the discretion of our board of directors. Each of these executive officers is also entitled to participate in all benefit programs we offer our employees. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. As additional compensation the Company granted options to both executives to purchase an aggregate of 2,000,000 shares of common stock vesting quarterly in arrears over three years (See note 6(e)). Each employee’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option, we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested. Salary expense including payroll taxes for the period February 7, 2011(Inception) to December 31, 2011 was $82,920 and is accrued as of December 31, 2011.

On November 16, 2011, the Company entered into a new five year employment agreements with its Chief Financial Officer, which is effective November 16, 2011. Under the terms of this agreement, we agreed to pay our Chief Financial Officer an annual salary of $70,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $87,500, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $109,375. He is also entitled to an annual bonus of at the discretion of our board of directors. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. As additional compensation the Company granted options to the executive to purchase an aggregate of 500,000 shares of common stock vesting quarterly in arrears over three years (See note 6(e)). Each employee’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option, we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested. Salary expense including payroll taxes for the period February 7, 2011(Inception) to December 31, 2011 was $9,419 and is accrued as of December 31, 2011.

F-18

SIMPLEPONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

Lease Commitments

On November 10, 2011, the Company leased approximately 3,200 square feet of office space from an unaffiliated third party under the terms of a three year agreement from December 15, 2011 through December 14, 2014. Future minimum lease commitments due under the operating lease at December 31, 2011 are as follows:

2012:	$60,375
2013:	61,387
2014:	62,433
$184,195

5.	Related Party Transactions

In February 2011 the Company issued a total of 40,000,000 shares of common stock to its two founders. The founders paid $5,000 ($0.000125 per share) for such shares of common stock.

Effective February 15, 2011, the Company entered into employment agreements with its President and Vice President. The employment agreements each provided for a term of five years. Pursuant to the terms of the employment agreements, each of these executive officers will receive an annual salary during the first and second years of the term of the employment agreement of $50,000, which is increased to $75,000 per year in the third year of the term, to $100,000 per year in the fourth year of the term and to $150,000 per year in the final year of the term of the agreement. The agreement will terminate upon the death or disability of the officers. In addition, the agreement may be terminated by either party without cause or by the Company for cause.

On November 16, 2011, the Company entered into a new five year employment agreements with its President and Vice President which superseded their prior agreements with our subsidiary, SimplePons, Inc. Under the terms of these agreements, the Company agreed to pay each of them an annual salary of $100,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $125,000, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $150,000. Each executive is also entitled to an annual bonus of at the discretion of our board of directors. Each of these executive officers is also entitled to participate in all benefit programs we offer our employees. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. Each employee’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested. Salary expense including payroll taxes for the period February 7, 2011(Inception) to December 31, 2011 was $82,920 and is accrued as of December 31, 2011.

On November 16, 2011, the Company entered into a new five-year employment agreement with its Chief Financial Officer, which is effective November 16, 2011. Under the terms of this agreement, we agreed to pay our Chief Financial Officer an annual salary of $70,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $87,500, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $109,375. He is also entitled to an annual bonus of at the discretion of our board of directors. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. Each employee’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested. Salary expense including payroll taxes for the period February 7, 2011(Inception) to December 31, 2011 was $9,419 and is accrued as of December 31, 2011 options are immediately vested.

F-19

SIMPLEPONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

6.	Stockholders’ Equity

(A) Authorized Shares

The Company is authorized to issue 400,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share with rights and preferences to be determined by the Board of Directors.

On November 2, 2011, the Company's stockholders approved a 2 for 1 forward stock split for its common stock. As a result, stockholders of record at the close of business on December 16, 2011, received two shares of common stock for every one share held. Common stocks, additional paid-in capital, share and per share data for prior periods have been restated to reflect the stock split as if it had occurred at the beginning of the earliest period presented.

(B) Sales of Common Stock

In February 2011 the Company issued a total of 40,000,000 shares of common stock to its two founders. The founders paid $5,000 ($0.000125 per share) for such shares of common stock.

In February 2011 the Company sold 2,000,000 shares of common stock to an investor for $2,500 ($0.00125 per share).

In February 2011 the Company sold 1,000,000 shares of common stock to an investor for $2,500 ($0.00125 per share).

Between March 2011 and October 31, 2011, the Company issued 20,010,000 Units of its securities in a private placement to accredited investors.  The price of these Units was $0.05 per unit. Each Unit consists of one share of common stock and one three year Series A Warrant.  Each Series A Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 per share. Upon 30 days’ notice, we have the right to call the warrants at $0.0001 per warrant if our stock is currently quoted for trading in the over the counter market, the closing price of our common stock is $.25 or more for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying the Series A Warrants.  We received proceeds of $988,718, net of expenses of $11,783 from this offering.

In December 2011, the Company issued 200,000 Units of its securities in a private placement to an accredited investor.  The price of these Units was $0.05 per unit. Each Unit consists of one share of common stock and one three year Series B Warrant.  Each Series B Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share. Upon 30 days’ notice, we have the right to call the warrants at $0.0001 per warrant if our stock is currently quoted for trading in the over the counter market, the closing price of our common stock is $.50 or more for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying the Series B Warrants.  We received proceeds of $50,000.

(C) Common Stock Issued for Services

In March 2011, the Company issued 1,000,000 shares of common stock valued at $50,000 ($0.05 per share) based on contemporaneous stock sales to consultant for accounting services. The $50,000 was expensed.

F-20

SIMPLEPONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

In March 2011, the Company issued 400,000 shares of common stock valued at $20,000 ($0.05 per share) based on contemporaneous stock sales for legal services. The $20,000 was expensed.

In May 2011, the Company issued 4,000,000 shares of common stock valued at $200,000 ($0.05 per share) based on contemporaneous stock sales and $50,000 cash to a consultant for management consulting, business advisory, strategic planning and public relations. On August 26, 2011 the Company amended to agreement and agreed to pay the consultant an additional $50,000 for services under this agreement. The term of the agreement is for one year and expires on May 17, 2012. For the period February 7, 2011(Inception) to December 31, 2011 the Company has expensed a total of $179,205 and recorded a prepaid expense of $120,794, respectively as of December 31, 2011.

In May 2011, the Company issued 500,000 shares of common stock valued at $25,000 ($0.05 per share) based on contemporaneous stock sales for assistance in developing its website. The $25,000 was capitalized.

In August 2011, the Company issued 4,000,000 shares of common stock valued at $200,000 ($0.05 per share) based on contemporaneous stock sales to a consultant for a variety of services to the Company, including industry analysis, identifying and introducing potential strategic partners to the Company, evaluations of competitors and development of strategies to increase the Company’s competitiveness and advice on effective management of relationships with investment banking firms. The term of the agreement is for two years and expires on August 15, 2013. For the period February 7, 2011(Inception) to December 31, 2011 the Company has expensed a total of $37,500 and recorded a prepaid expense of $162,500 as of December 31, 2011.
In August 2011, the Company issued 2,000,000 shares of common stock valued at $100,000 ($0.05 per share) based on contemporaneous stock sales to a consultant for a variety of services to the Company, including industry analysis, identifying and introducing potential strategic partners to the Company, evaluations of competitors and development of strategies to increase the Company’s competitiveness and advice on effective management of relationships with investment banking firms. The term of the agreement is for two years and expires on August 15, 2013. For the period February 7, 2011(Inception) to December 31, 2011 the Company has expensed a total of $18,750 and recorded a prepaid expense of $81,250 as of December 31, 2011.

(D) Stock Options

November 1, 2011, the Company granted a total of 4,100,000 stock options to Employees and Officers including 2,500,000 options to Officers. The option vest quarterly over a period of three years and have an exercise price of $0.275 per share. The Options were valued using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield of 0%, annual volatility of 87%, risk free interest rate of .87%, and expected life of 4 years. For the year ended December 31, 2011 the Company expensed $17,184 as the fair value.

Weighted
Avg.
Exercise
Options:	Shares	Price
Balance at February 7, 2011 (Inception)	—	$—
Issued	4,100,000	.275
Exercised	—	—
Expired	—	—
Balance at December 31, 2011	4,100,000	$.275
Options exercisable at December 31, 2011	—	$—

F-21

SIMPLEPONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

The following table summarizes information about options for the Company as of December 31, 2011:

	2011 Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2011	Weighted Average Remaining Contractual	Weighted Average Exercise Price	Number Exercisable at December 31, 2011	Weighted Average Exercise Price
$.275	4,100,000	3.83	$.275	—	—

7. Warrants

The following tables summarize all warrant grants for the period February 7, 2011 (Inception) to December 31, 2011, and the related changes during these periods are presented below.

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants
Balance at February 7, 2011 (Inception)	—	—
Warrants included with reverse merger	669,412	$21.24
Granted	20,210,000	0.25
Exercised	—	—
Expired	—	—
Balance at December 31, 2011	20,879,412	$0.92
Warrants Exercisable at December 30, 2011	20,879,412	0.92

In connection with a private placement in 2007, the Company issued 13,976,180 warrants with an exercise price of $1.05 that expires on August 6, 2012. The exercise price and number of warrant shares issuable upon exercise of the warrants are subject to adjustment from time to time for stock dividends and splits and fundamental transactions, which include a merger or consolidation or any sale of all or substantially all of the Company’s assets, any tender offer or exchange offer is completed pursuant to which holders of the company’s common stock are permitted to tender or exchange their shares for other securities, cash or property, or any reclassification of the Company’s common stock or any compulsory share exchange pursuant to which the Company’s common stock is effectively converted into or exchanged for other securities, cash or property. The warrants also contain a cashless exercise provision. In the case of a fundamental transaction, the warrant holders will be entitled to rights equivalent to the common shareholders as if the warrant shares were issued immediately prior to the fundamental transaction. The investor warrants also provide that if the Company offers or sells stock in a subsequent equity sale at a price below the warrant exercise price then in effect, then the number of warrant shares issuable will be increased such that the aggregate exercise price of the warrants, after taking into account an equivalent price decrease, shall be equal to the aggregate exercise price prior to such adjustment (“reset provision”). Under ASC 815-40-15, the Company is required to account for warrants with reset provisions when the following three items are present (1) one or more underlying amounts or payments are required (2) no initial net investment or an initial net investment that is smaller than would be required for other types of contracts (3) its terms require or permit net settlement, it can be readily settled net by means outside the contract or it provides for delivery of an asset that puts the recipient in a position not substantially different from the net settlement. ASC 815-40-15 further defines the requirement that the assets are readily convertible to cash. Due to the lack of a public market for the company’s securities, the Company determined that the warrants were not readily convertible to cash and therefore no derivative liability has been recorded. As of December 31, 2011, the total warrants outstanding have reset to 664,913 shares with an exercise price of $19.90 per share.

During 2007 and 2008, the Company issued 4,499 warrants to individuals for services at exercise prices ranging from $60.00 to $250 per warrant.

8.	Subsequent Events

On January 20, 2012, the Company entered into a three-year employment with our new Chief Operating Officer. Under the terms of this agreement, the Company agreed to pay our Chief Operating Officer an annual salary of $150,000. As additional compensation, the Company granted options to purchase an aggregate of 3,000,000 shares of our common stock at an exercise price of $0.75 per share, which vest quarterly over three-year beginning on August 1, 2012. Our Chief Operating Officer may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all vested options remain exercisable through the original terms of the options. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause. If we terminate him without cause within six months from the date of the agreement, he is not entitled to any compensation and all granted but unvested options immediately terminate. In the event we should terminate him without cause after the six-month anniversary of the employment agreement, he is entitled to payment of his then base salary and bonus through the date of termination together with three months’ salary payable in a lump sum on the date of termination and all vested options remain exercisable through the original option term.

F-22

 SIMPLEPONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

On January 20, 2012, the Company issued 450,000 Units of its securities in a private placement to two accredited investors. The price of these Units was $0.50 per unit. Each Unit consists of one share of common stock and one three year Series C Warrant. Each Series C Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share. Upon 30 days’ notice, we have the right to call the warrants at $0.0001 per warrant if our stock is currently quoted for trading in the over the counter market, the closing price of our common stock is $.50 or more for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying the Series C Warrants. We received proceeds of $225,000.

On January 24, 2012, the Company entered into a 4% convertible promissory note with its Chief Operating Officer in the amount of $40,000. The note is due on January 24, 2013 prior to the expiration date and the Company has the option to convert the principle and accrued interest into shares of the Company’s common at $0.10.

On February 3, 2012, the Company agreed to amend a May 18, 2011 consulting agreement to pay the consultant an additional $30,000 upon receipt of additional funding.

On February 8, 2011, the Company issued its Chief Financial Operating Officer an additional grant of options to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.75 per share, which vest quarterly over three-years beginning on February 8, 2012.

On February 15, 2012, the Company engaged an investment banking firm to serve as our exclusive financial advisor. Under the terms of the one year agreement, the investment banker will provide the Company with financial advisory and investment banking services for an annual fee of $60,000. The Company has agreed to reimburse the investment banking firm for its expenses incurred in connection with the engagement and to pay it certain additional transactional fees. The Company has also granted the investment bank firm the right to serve as our investment banker for any private or public offering of our securities and in certain other transactions, upon such terms as the parties may mutually agree.

Subsequent to December 31, 2011, the Company issued to various employees an additional grant of options to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $.75 per share which vest quarterly over three years.

F-23

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC registration and filing fee	$3,900
Legal fees and expenses*	25,000
Accounting fees and expenses*	10,000
EDGAR and financial printing costs*	3,000
Transfer agent fees*	500
Blue sky fees and expenses*	500
Miscellaneous*	100
TOTAL	$43,000

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

II-1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws and had access to information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In January 2010, we sold 730,941 shares of our Series A Convertible Preferred Stock to an accredited investor for a purchase price of $100,000. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. We used the proceeds for working capital.

Between August 2010 and November 2010, the holders of 712,941 shares of our Series A Convertible Preferred Stock converted those shares into approximately 3,664,706 shares of our common stock in transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 3(a)(9) of that act.

In April 2011 and May 2011, the holders of 18,000 shares of our Series A Convertible Preferred Stock converted those shares into 90,000 shares of our common stock in transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 3(a)(9) of that act.

In November 2011, in connection with our acquisition of SimplePons Operations, we issued approximately 74,890,000 shares of our common stock to the SimplePons Operations’ stockholders in exchange for 100% of the issued and outstanding capital stock of SimplePons Operations. In addition, we also issued the SimplePons Operations’ stockholders who were also warrant holders common stock purchase warrants to purchase 20,010,000 shares of our common stock at an exercise price of $0.25 per share in exchange for identical three year warrants to purchase SimplePons Operations’ common stock which were held by the warrant holders immediately prior to closing. The recipients were accredited investors. These issuances were made in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In December 2011 we sold an accredited investor 200,000 units of our securities at an offering price of $0.25 per unit in a private placement exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) and Regulation D of that act. Each unit consisted of one share of our common stock and one Series B common stock purchase warrant which is exercisable for three years from the date of issuance at an exercise price of $0.25 per share. We used the proceeds for working capital.

In January 2012 we borrowed $40,000 from Mr. Wei-Ken Seto, then one of our executive officers, under the terms of a convertible promissory note due in January 2013. The note, which bears interest at 4% per annum, is convertible at our option into shares of our common stock at a conversion price of $0.10 per share. The note holder is an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. We used the proceeds for working capital.

In January 2012 we sold two accredited investors an aggregate of 450,000 units of our securities at an offering price of $0.50 per unit in a private placement exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) and Regulation D of that act. Each unit consisted of one share of our common stock and one Series C common stock purchase warrant which is exercisable for three years from the date of issuance at an exercise price of $1.00 per share. We used the proceeds for working capital.

In March 2012 and April 2012 we sold an aggregate of 1,480,000 shares of our common stock at an offering price of $0.25 per share to six accredited investors in a private offering exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. We received gross proceeds of $370,000. We paid Felix Investments, LLC, a broker-dealer and member of FINRA who acted as our exclusive placement agent in the offering, a cash commission of 10% of the proceeds we received, a non-accountable expense allowance of 2% of the gross proceeds we received and issued it five year warrants to purchase 148,000 shares of our common stock at an exercise price of $0.25 per share as compensation for its services. We also paid the placement agent’s counsel $15,000 in legal fees, together with additional fees associated with the blue sky compliance for the offering. We used the net proceeds for working capital.

As compensation for the services to be rendered to us under the terms of an agreement, in June 2012 we issued an aggregate of 300,000 shares of our common stock valued at $75,000 in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The recipients were accredited or otherwise sophisticated investors who had access to information concerning our company.

Between July 2012 and August 2012 we sold an aggregate of 2,550,000 units of our securities at an offering price of $0.10 per unit to eight accredited investors in a private offering exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. Each unit consisted of one share of our common stock and one Series D common stock purchase warrant. We received gross proceeds of $255,000. We used the proceeds for working capital.

As compensation for the services under the terms of an agreement, in July 2012 we issued 900,000 shares of our common stock valued at $90,000 in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The recipient was an accredited investor.

As compensation for the services under the terms of an agreement, in August 2012 we issued 450,000 shares of our common stock valued at $45,000 in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The recipient was an accredited investor.

As compensation for the services under the terms of an agreement, in August 2012 we issued 600,000 shares of our common stock valued at $60,000 in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The recipient was an accredited or otherwise sophisticated investor who had access to information concerning our company.

Between August 2012 and September 2012 we sold an aggregate of 1,300,000 units of our securities at an offering price of $0.10 per unit to four accredited investors in a private offering exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. Each unit consisted of one share of our common stock and one Series D common stock purchase warrant. We received gross proceeds of $130,000. We used the proceeds for working capital.

In September 2012 we issued two accredited investors an aggregate of 1,800,000 shares of our common stock valued at $180,000 under the terms of an agreement in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2).

II-2

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

2.1	Agreement and Plan of Merger by and among Paligent Inc., IFL Corp., and International Fight League, Inc., dated as of August 25, 2006 (Incorporated by reference to the registrant’s amended Schedule 14A filed on October 31, 2006).
2.2	Agreement and Plan of Reorganization dated October 20, 2011 by and between IFLI Acquisition Corp., IFLI Acquisition Subsidiary Corp. and SimplePons, Inc. (Incorporated by reference to the Current Report on Form 8-K filed by the registrant on October 20, 2011).
3.1	Amended and Restated Certificate of Incorporation of Paligent Inc. (f/k/a HeavenlyDoor.com, Inc.), filed with the Secretary of State of Delaware on June 26, 2000 (Incorporated by reference to the registrant’s registration statement on Form S-8 (Commission File No. 333-45168) filed on September 5, 2000).
3.2	Certificate of Ownership and Merger of Paligent Inc. into HeavenlyDoor.com, Inc., filed with the Secretary of State of Delaware on December 28, 2000, to be effective as of December 31, 2000. (Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, filed on April 2, 2001).
3.3	Certificate of Amendment to Certificate of Incorporation of Paligent Inc. filed with the Secretary of State of the State of Delaware on November 28, 2006, to be effective as of November 29, 2006 to give effect to the reverse stock split (Incorporated by reference to the registrant’s Current Report on Form 8-K filed on December 5, 2006).
3.4	Certificate of Amendment to Certificate of Incorporation of Paligent Inc. filed with the Secretary of State of the State of Delaware on November 28, 2006, to be effective as of November 29, 2006 to change the Registrant’s name to International Fight League, Inc. (Incorporated by reference to the registrant’s Current Report on Form 8-K filed on December 5, 2006).
3.5	Certificate of Amendment to the registrant’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on June 28, 2007 (Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed on August 14, 2007).
3.6	Amended and Restated By-laws of registrant (Incorporated by reference to the registrant’s Current Report on Form 8-K filed on May 22, 2007).
3.7	Certificate of Amendment to the registrant’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware and effective on July 8, 2010 (Incorporated by reference to the registrant’s Current Report on Form 8-K filed July 12, 2010).
3.8	Certificate of Merger (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 7, 2011).
3.9	Amendment No. 1 dated November 1, 2011 to the Amended and Restated Bylaws (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 7, 2011).
3.10	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (Incorporated by reference to the registrant’s Current Report on Form 8-K filed on December 15, 2011).
4.1	Form of Exchange Warrant (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 7, 2011).
4.2	Form of Series B common stock purchase warrant (Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended).
4.3	Form of Series C common stock purchase warrant (Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended).
4.4	Form of placement agent warrant issued to Felix Investments LLC (Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012).
4.5	Form of Series D common stock purchase warrant (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended June 30, 2012).
4.6	Form of Series E common stock purchase warrant *
5.1	Opinion of Pearlman Schneider LLP *
10.1	Asset Purchase Agreement, dated September 19, 2008, between IFL Corp. and HD Net LLC (Incorporated by reference to the Current Report on Form 8-K filed by the registrant on September 24, 2008).
10.2	Stock Repurchase Agreement dated November 1, 2011 by and between IFLI Acquisition Corp., Insurance Marketing Solutions, LLC and SimplePons, Inc.(Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 7, 2011).
10.3	Employment Agreement dated February 15, 2011 by and among SimplePons, Inc. and Brian S. John (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 17, 2011).
10.4	Employment Agreement dated February 15, 2011 by and among SimplePons, Inc. and Richard A. Miller (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 17, 2011).
10.5	Employment Agreement dated February 15, 2011 by and among SimplePons, Inc. and Martin Scott (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 17, 2011).
10.6	Employment Agreement dated February 15, 2011 by and among SimplePons, Inc. and Wei-Ken Seto (Incorporated by reference to the registrant’s Current Report on Form 8-K filed January 26, 2012.
10.7	Office Lease Agreement dated November 11, 2011 by and among ATC Realty One, LLC and SimplePons, Inc.(Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 17, 2011).
10.8	2011 Equity Compensation Plan (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 7, 2011).
10.9	Form of Registration Rights Agreement (Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012).
10.10	Advisory Agreement dated July 23, 2012 by and between SimplePons, Inc. and Adolfo Carmona (Incorporated by reference to the Current Report on Form 8-K as filed on August 3, 2012).
10.11	Investor Relations Agreement dated June 26, 2012 by and between SimplePons, Inc. and American Capital Ventures, Inc. (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended June 30, 2012).
10.12	Investor Relations and Consulting Agreement dated August 6, 2012 by and between SimplePons, Inc. and Acorn Management Partners, L.L.C. (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended June 30, 2012).
10.13	Advisory Agreement dated August 1, 2012 by and between SimplePons, Inc. and Dr. David Greenfield (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended June 30, 2012).
10.14	Form of Merchant Master Services Agreement*
10.15	Form of Distributor Agreement *
10.16	Agreement dated September 18, 2012 by and among SimplePons, Inc., Ralph Lieber and Hyo Jung Kim*
14.1	Code Business Conduct and Ethics adopted November 1, 2011 (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 7, 2011).
16.1	Letter dated November 4, 2011 from Rothstein, Kass & Company, P.C. (Incorporated by reference to the registrant’s Current Report on Form 8-K filed November 7, 2011).
21.1	Subsidiaries of the registrant (Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended).
23.1	Consent of Webb & Company, P.A. *
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereto) *
101	Attached as Exhibits 101 to this registration statement are the following financial statements from our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012, as amended, formatted in XBRL: (i) Balance Sheets, (ii) Statements of Operations, (iii) the Statements of Stockholders’ Equity, (iv) Statements of Cash Flows, and (vi) related notes to these financial statements. In accordance with Regulation S-T, the XBRL-formatted interactive data files that comprise Exhibit 101 in this registration statement shall be deemed furnished and not filed.

* filed herewith

II-3

ITEM 17. UNDERTAKINGS.

a. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida on September 28, 2012.

SimplePons, Inc.

By:	/s/ Brian S. John
Brian S. John
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Brian S. John Brian S. John	Chief Executive Officer, President, directors, principal executive officer	September 28, 2012

/s/ Richard A. Miller Richard A. Miller	Vice President, Secretary, director	September 28, 2012

/s/ Martin Scott Martin Scott	Chief Financial Officer, principal financial and accounting officer	September 28, 2012

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